Exhibit 10.1

EXECUTION COPY

LOAN AGREEMENT

between

SENECA GAMING CORPORATION

as the Borrower,

and

KEYBANK NATIONAL ASSOCIATION

as Lender

Dated as of June 19, 2008

LOAN AGREEMENT

Dated as of June 19, 2008

This LOAN AGREEMENT is entered into by and among the SENECA GAMING CORPORATION (together with its successors and assigns, the “Borrower”), a corporation formed under the laws of and wholly owned by the Seneca Nation of Indians (the “Nation”), a federally recognized Indian tribe, and KEYBANK NATIONAL ASSOCIATION (the “Lender”).

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means, as to any Person, any transaction, or any series of related transactions, by which such Person directly or indirectly (i) acquires all or substantially all of the assets of any firm, partnership, joint venture or corporation, or any other business entity, whether through purchase of assets, merger or otherwise, (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the Securities of a corporation which have ordinary voting power for the election of directors, or (iii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority ownership interest (entitling such Person to direct or cause the direction of management and policies) in any partnership, joint venture or other business entity.

“Advance” means an advance of funds by the Lender to the Borrower pursuant to Section 2.1.

“Affiliate” means, as to any Person, (a) each other Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, five percent (5%) or more of any class of Securities of such Person, (b) each other Person that controls, is controlled by or is under common control with such Person, and (c) each of such Person’s officers, directors, governing body members, joint venturers, partners, or limited liability company members. For the purpose of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Loan Agreement.

“Approvals” means, collectively, (a) the resolutions adopted on June 5, 2008 by Borrower and each Guarantor (other than Lewiston Golf Course Corporation), (b) the resolutions adopted on June 11, 2008 by Lewiston Golf Course Corporation, and (c) Resolution No. R-06-14-08-14, adopted by the Council of the Nation on June 14, 2008, which approved the Loan Documents to which such Person is a party and the consummation of the transactions contemplated therein or, in the case of the Nation, matters related to the Loan Documents.

“Audited Financial Statements” has the meaning given in Section 6.1.

“Base Rate” means, as of any date of determination, the Prime Rate plus one quarter percent (0.25%).

“Base Rate Funding” has the meaning given in Section 2.3(b).

“Board of Directors” means, with respect to the Borrower or a Gurantor, the “Board of Directors” referred to in the Charter of the Borrower or such Guarantor.

“Borrower” has the meaning given in the first paragraph of this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close in New York, New York, and, if such day relates to any LIBOR Rate Funding, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Expenditure” means any expenditure that is considered a capital expenditure under GAAP, consistently applied, including any amount that is required to be treated as a fixed asset subject to a Capital Lease.

“Capital Lease” means, as to any Person, a lease of any Property by that Person as lessee that is, or should be in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or if such Statement is not then in effect, such other statement of GAAP as may be applicable, recorded as a “capital lease” on the balance sheet of that Person prepared in accordance with GAAP.

“Cash” means all cash or currency of the United States of America that is legal tender for all public and private debts.

“Cash Equivalents” means, when used in connection with any Person, that Person’s Investments in:

(a)           Government Securities due within one year after the date of the making of the Investment;

(b)           readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State given on the date of such investment a credit rating of at least AA by Moody’s Investors Service, Inc. or AA by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., in each case due within one year after the date of the making of the Investment;

(c)           certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and reverse repurchase agreements covering Government Securities executed by, the Lender or any other bank, savings and loan or savings bank doing business in and incorporated under the Laws of the United States of America or any State thereof and having on the date of such Investment combined capital, surplus and undivided profits of at least $100,000,000, in each case due within one year after the date of the making of the Investment;

(d)           certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and reverse repurchase agreements covering Government Securities executed by, any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $100,000,000, in each case due within one year after the date of the making of the Investment;

(e)           commercial paper maturing no more than 270 days from the date of creation thereof and having as at any date of determination a rating of A-1 or better from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and P-1 or better from Moody’s Investors Service, Inc.; and

(f)            money market accounts or readily redeemable money market mutual funds which invest substantially all their assets in instruments of the types described in clauses (a), (b), (c), (d) and (e) above.

“Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person receives insurance proceeds or proceeds of a condemnation award or other compensation.

“Change in Control” means the occurrence of any one or more of the following:

(a)           any Class III Gaming operations are conducted on the Nation’s Indian Lands by any Person other than the Borrower or a Guarantor, or the Borrower and the Guarantors otherwise cease to have the exclusive authority to operate the Gaming Business; or

(b)           the Borrower or one or more Guarantors sell, assign, lease or otherwise dispose of all or substantially all of the Gaming Assets to any Person or all or substantially all of the Gaming Assets are transferred without any action on the part of the Borrower or the Guarantors.

“Change of Law” shall have the meaning given to that term in Section 2.8(b).

“Charter” means with respect to (a) the Borrower, the Fifth Amended and Restated Charter of the Seneca Gaming Corporation, effective as of December 20, 2004, (b) the Seneca Niagara Falls Gaming Corporation, the Third Amended and Restated Charter of the Seneca Niagara Falls Gaming Corporation, effective as of December 20, 2004, (c) the Seneca Territory Gaming Corporation, the Second Amended and Restated Charter of the Seneca Territory Gaming Corporation, effective as of December 20, 2004, (d) the Seneca Erie Gaming Corporation, the Second Amended and Restated Charter of the Seneca Erie Gaming Corporation, effective as of December 20, 2004, (e) the Lewiston Golf Course Corporation, the Charter of the Lewiston Golf Course Corporation, effective as of June 28, 2007, and (f) any other Person which becomes a Guarantor, the charter or other governing document of such Person, in each case as amended, supplemented, replaced or modified from time to time.

“Claim” means any claim, demand, dispute, action or cause of action related or incidental to this Agreement or any other Loan Document, whether now existing or hereafter arising, and whether sounding in tort, contract or otherwise and whether arising as a matter of law or in equity, and including any action commenced under the Indian Civil Rights Act (25 U.S.C. §1301 et. seq.), the Constitution or any other Laws of the Nation.

“Class III Gaming” means class III gaming within the meaning of IGRA.

“Closing Date” means the first Business Day on which all of the conditions contained in Section 7.1 have been satisfied.

“Collateral” has the meaning given in the Security Agreement.

“Compact” means (a) the Nation-State Compact between the State and the Nation, for which approval on behalf of the Secretary of the Interior was published in the Federal Register on December 9, 2002, and (b) all valid amendments, supplements, restatements and replacements thereof.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C, properly completed and signed by a Senior Officer.

“Consolidated Net Income” means, with respect to any fiscal period, the consolidated net income after tax and before extraordinary or non-recurring items of the Borrower and the Guarantors, determined in accordance with GAAP, consistently applied.

“Constituent Documents” means (a) with the repect to the Nation, the Constitution, and (b) with respect to the Borrower or a Guarantor, the Charter and by-laws of the Borrower or such Guarantor.

“Constitution” means the Constitution of the Seneca Nation of Indians of 1848, as amended.

“Contingent Obligation” means, as to any Person, (a) any Guaranty Obligation of that Person; (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect of any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments, (ii) as a partner or joint venturer in any partnership or joint venture or (iii) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; (c) contractual assurance (not arising solely by operation of Law) given to an obligee with respect to the performance of an obligation by, or the financial condition of, any other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item to such other Person, or any other arrangement of whatever nature having the effect of assuring or holding harmless any obligee against loss with respect to any obligation of such other Person including any “keep-well”, “take-or-pay” or “through put” agreement or arrangement or (d) any other Contractual Obligations which, in economic effect, are substantially equivalent to a guarantee of Indebtedness. As of each date of determination, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“Contractual Obligation” of any Person means, any indenture, note, lease, loan agreement, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

“Control Agreement” means an agreement among the Borrower or a Guarantor, the Lender and the depository or securities intermediary for each Gaming Account in form and substance reasonably acceptable to the Lender.

“Covenant Calculation Date” means the last day of each fiscal quarter of the Borrower.

“Covenant Calculation Period” means, for each Covenant Calculation Date, the period of twelve fiscal months of the Borrower ending on such date.

“Council” means the legislative governing body of the Nation referred to in the Constitution.

“Debt Service” means for any Indebtedness, the sum of the following items (without duplication): (a) Interest Expense and (b) payments of principal, other than optional payments of principal.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

“Default” means any event that, with the giving of any applicable notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 2.3(e).

“Distribution Agreement” means the Distribution Agreement dated as of April 27, 2007, among the Nation, the Seneca Nation of Indians Capital Improvements Authority, the Borrower and Wells Fargo Bank, National Association, as trustee.

“Disposition” means the sale, transfer or other disposition in any single transaction or series of related transactions of any individual asset, or group of related assets (other than among any two or more of the Borrower and the Guarantors); provided, however, that a sale of Gaming Assets shall not be deemed a Disposition if such Gaming Assets are concurrently replaced by new Gaming Assets of like kind and similar value.

“Disputed State Regulatory Obligations” means, with respect to any Person on any date of determination, the aggregate amount, as determined by the State, of any accrued and unpaid obligations to the State under the Compact for regulatory costs or expenses, to the extent such obligations would be accounted for under GAAP as a liability of such Person if determined to be valid and binding obligations under the Compact.

“Distribution” means any of the following:

(a)           any payment, assignment, or transfer of any Gaming Assets (so as to be no longer accounted for under GAAP as a Gaming Asset) to or for the account of the Nation, or any Affiliate or member of the Nation (other than to the Borrower or a Guarantor, or any of their respective officers, directors or employees), including payments of dividends, fees, assessments, taxes, principal, interest or other amounts; and

(b)           any Investment (whether by means of loans, advances or otherwise) using Gaming Assets or proceeds thereof in or to the Nation or any of its Affiliates (except Investments accounted for under GAAP as Investments in the Gaming Business and Investments among any two or more of the Borrower and the Guarantors).

Distribution as defined herein expressly excludes Excluded Distributions.

“Distribution Agreement” means the Distribution Agreement among the Nation, the Seneca Nation of Indians Capital Improvements Authority, Borrower and Wells Fargo Bank, National Association, as Trustee, dated April 27, 2007.

“EBITDA” on any Covenant Calculation Date means the sum of the following, each determined for the Borrower and the Guarantors on a consolidated basis for the related Covenant Calculation Period: (a) Consolidated Net Income after tax, plus (b) Interest Expense (to the extent deducted in arriving at Consolidated Net Income), plus (c) the aggregate amount, if any, of any federal or state taxes on or measured by income of the Gaming Business (whether or not payable during that Covenant Calculation Period, and to the extent deducted in arriving at Consolidated Net Income), plus (d) depreciation and amortization (to the extent deducted in arriving at Consolidated Net Income), plus (e) any other non-cash charges and extraordinary losses of the Borrower and the Guarantors (to the extent deducted in arriving at Consolidated Net Income), minus (f) non-cash gains and extraordinary gains (to the extent added in arriving at Consolidated Net Income), in each case as determined in accordance with GAAP.

“Effective Amount” shall mean with respect to Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments occurring on such date.

“Eligible Assignee” means (a) an Affiliate of the Lender; and (b) any other Person (other than a natural Person) approved by the Lender and the Borrower (each such approval not to be unreasonably withheld or delayed).

“Employee Benefit Plan” means any employee benefit plan within the meaning of section 3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as in effect from time to time.

“ERISA Affiliate” means, with respect to any Person, any Person (or any trade or business, whether or not incorporated) that is under common control with that Person within the meaning of Section 414 of the Internal Revenue Code.

“Event of Default” has the meaning provided in Section 8.1.

“Excluded Distributions” has the meaning provided in Section 5.3.

“Facilities” means, collectively, the facilities presently designated Seneca Niagara Casino & Hotel, Seneca Allegany Casino and Hotel and Seneca Buffalo Creek Casino and, upon completion and commencement of operations, the facilities described as the second hotel tower at Seneca Allegany Casino and Hotel, the permanent Buffalo Creek Casino and Hotel, and the Seneca Hickory Stick Golf Course.

“Financial Statements” means, with respect to any accounting period for any Person, statements of income, retained earnings, shareholders’ equity or partners’ capital and cash flows of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audited financial statements, all prepared in reasonable detail and in accordance with GAAP.

“Fiscal Quarter” means a period of three full consecutive calendar months ending on March 31, June 30, September 30 or December 31.

“Fiscal Year” means the fiscal year of the Borrower.

“Fixed Charge Coverage Ratio” as of each Covenant Calculation Date means the ratio of (a) EBITDA, minus Distributions (to the extent not subtracted from Consolidated Net Income in computing EBITDA or constituting a Capital Expenditure for the Gaming Business), minus Maintenance Capital Expenditures and minus federal income taxes required to be paid with respect to the Gaming Business, if any, to (b) Debt Service on Total Funded Debt, in each case for the related Covenant Calculation Period.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“Funding Request” means a request in the form of Exhibit B, duly completed and signed by the Borrower, or such other form as the Borrower and the Lender shall agree to use to request Advances, which may be sent by mail, overnight delivery, electronic transmission or by such other means of communication as may agreed to by the Lender.

“GAAP” means, as of any date of determination, accounting principles set forth as generally accepted in the United States of America in currently effective opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements of the Financial Accounting Standards Board or the Governmental Accounting Standards Board, as applicable, together with interpretive rulings and bulletins issued in connection therewith. The term “consistently applied,” as used in connection therewith, means that the accounting principles applied are consistent in all material respects to those applied at prior dates or for prior periods.

“Gaming Accounts” means all deposit accounts and securities accounts of the Borrower or any Guarantor to which Gaming Revenues or investment proceeds thereof are credited; provided, however, that Gaming Accounts expressly exclude Merrill Lynch securities account XXX-XXXXX, Royal Bank of Canada deposit account XXXXXXX, Banc of America securities account XXX-XXXXXX, and all flexible medical deposit accounts.  For the avoidance of doubt, zero balance accounts do not constitute deposit accounts.

“Gaming Agency” means, collectively, (a) the NIGC, (b) the Seneca Gaming Authority, (c) the State Gaming Officials and (d) any other Governmental Authority that holds or exercises licensing or permit authority over gambling, gaming or casino activities conducted within the Nation’s jurisdiction.

“Gaming Assets” means, collectively: (a) all personal property (other than Gaming Revenues) of the Borrower or any Guarantor now or hereafter located at the Facilities and used in the Gaming Business, (b) all personal tangible and intangible property (other than Gaming Revenues), including intellectual property, of the Borrower or any Guarantor, that is (i) used in or is primarily related and reasonably beneficial to, the Gaming Business, or is derived from the Gaming Business, or (ii) required under GAAP to be reflected on the consolidated balance sheet of the Borrower and the Guarantors as it relates to the Gaming Business, (c) all books and records of the Borrower or any Guarantor relating to the Gaming Business and the Gaming Assets, (d) Gaming Revenues, (e) Gaming Accounts, and (f) Proceeds (as defined in the Security Agreement) of the foregoing; but excluding all (i) real property including all improvements, fixtures and accessions thereto and leasehold or other interests in any of the foregoing; (ii) Non-Core Assets; (iii) Participating Gaming Devices; (iv) all Gaming Licenses and (v) all personal property (including, without limitation, Gaming Revenues) that has been the subject of a distribution, payment or other disposition by the Borrower or any Guarantor to any Person, unless prohibited by this Agreement.

“Gaming Business” means, collectively, the Class III Gaming conducted by or on behalf of the Borrower and the Guarantors at the Facilities, together with all entertainment, lodging, hospitality, transportation, recreation, golf, or other trade, business or commercial activities of the Borrower and the Guarantors designed to promote, market, support, develop, construct or enhance the casino gaming and resort business operated by Borrower and the Guarantors.

“Gaming Business Real Estate” means the land and improvements thereto on which any Gaming Business is conducted.

“Gaming Laws” means IGRA, the Compact, the Gaming Ordinance and all other Laws pursuant to which any Gaming Agency holds or exercises licensing or permit authority over gambling, gaming, or casino activities conducted within the Nation’s jurisdiction.

“Gaming License” means every license, permit, franchise or other authorization from any Gaming Agency required on the date hereof or at any time thereafter to own, lease, operate or otherwise conduct the Class III Gaming activities of the Borrower and the Guarantors, including all licenses granted under applicable federal, tribal, state, foreign or local laws.

“Gaming Ordinance” means the gaming ordinance of the Nation required to be approved on behalf of Chairman of the NIGC pursuant to 25 U.S.C. § 2710(e), as amended.

“Gaming Revenues” means all revenues, receipts, and income of any nature of the Borrower and Guarantors arising from the Gaming Business or the use or ownership of Gaming Assets by or on behalf of the Borrower, or of any of the Guarantors, whether the same consists of money, instruments, or otherwise; provided, however, that Gaming Revenues shall not include such cash amounts as are required to pay the Excluded Distributions (which cash amounts shall not be required to be deposited into a Gaming Account or to be subject to a Control Agreement).

“Government Securities” means readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America.

“Governmental Authority” means (a) any international, foreign, federal, tribal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court, administrative tribunal or public utility, or (d) any arbitration tribunal or other non-governmental authority to whose jurisdiction a Person has consented.

“Governmental Charges” means, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its property or otherwise payable by such Person.

“Guarantor” means Seneca Niagara Falls Gaming Corporation, Seneca Territory Gaming Corporation, Seneca Erie Gaming Corporation, and Lewiston Golf Course Corporation or any future Subsidiary of the Borrower that owns or operates any part of the Gaming Business.

“Guarantor Obligations” has the meaning given in the Security Agreement.

“Guaranty” means the guaranty dated the date hereof executed by each of the Guarantors in favor of the Lender.

“Guaranty Obligation” means, with respect to any Person, any direct or indirect guarantee of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

“IGRA” means the federal Indian Gaming Regulatory Act of 1988, codified at 25 U.S.C. § 2701, et seq.

“Indebtedness” means, as to any Person on any date of determination, without duplication, (a) all indebtedness of such Person for borrowed money, (b) that portion of the obligations of such Person under Capital Leases which should properly be recorded as a liability on a balance sheet of that Person prepared in accordance with GAAP, (c) any obligation of such Person that is evidenced by a promissory note or other instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any obligation of such Person for the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business in accordance with customary terms), (e) any obligation of such Person that is secured by a Lien on assets of such Person, whether or not that Person has assumed such obligation or whether or not such obligation is nonrecourse to the credit of such Person, (f) obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (g) obligations of such Person for unreimbursed draws under letters of credit issued for the account of such Person, (h) any Contingent Obligation of such Person, (i) any Unfunded Pension Liability of such Person, and (j) any Disputed State Regulatory Obligations of such person.

“Indian Lands” means Indian lands within the meaning of IGRA on which Class III Gaming may be conducted.

“Interest Expense” means, with respect to any fiscal period, the sum (determined on a consolidated basis without duplication in accordance with GAAP),

of the following: (a) all interest, fees, charges and related expenses payable during such period to a lender in connection with borrowed money or the deferred purchase price of assets that is treated as interest in accordance with GAAP, and (b) the portion of rent actually paid during such fiscal period under Capital Leases that should be treated as interest in accordance with GAAP.

“Interest Period” means, with respect to any LIBOR Rate Funding, a period of one, three or six months beginning on a Business Day.

“Internal Revenue Code” means the Internal Revenue Code of 1986, Title 26, U.S.C.

“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of capital stock or other Securities of any other Person or by means of loan, advance, capital contribution, guaranty or other debt or equity participation or interest, or otherwise, in any other Person, including any partnership and joint venture interests of such Person in any other Person. The amount of any Investment shall be the amount actually invested, without adjustment for increases or decreases in the value of such Investment.

“Issuer” means KeyBank National Association or an Affiliate thereof, as issuer of a Letter of Credit.

“Joint Venture” means a single-purpose corporation, partnership, joint venture or other legal arrangement (whether created pursuant to contract or conducted through a separate legal entity) now or hereafter formed by the Borrower with another Person in order to conduct a common venture with such Person.

“Laws” means, collectively, all international, foreign, federal, tribal, applicable state and local constitutions, statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

“LC Collateral Account” has the meaning given in Section 2.6(i).

“Lender” shall have the meaning given to that term in the first paragraph of this Agreement.

“Letter of Credit Documents” means such applications, reimbursement agreements and other documents as the Issuer may require as a condition to issuance of a Letter of Credit.

“Letter of Credit Fee” has the meaning given in Section 2.6(c).

“Letter of Credit Sublimit” means $25,000,000.

“Letter of Credit” means any of the letters of credit issued by the Issuer under the Revolving Commitment pursuant to Section 2.6 and each letter of credit described in Schedule 2.6, either as originally issued or as the same may be supplemented, modified, amended, renewed, extended or supplemented.

“Leverage Ratio” means, as of each Covenant Calculation Date the ratio of (a) Total Funded Debt as of such date, to (b) EBITDA for the related Covenant Calculation Period.

“LIBOR Rate” means the annual rate equal to the sum of (i) the rate obtained by dividing (a) the rate (rounded up to the nearest 1/16 of 1%) determined by the Lender to be the average rate at which U.S. dollar deposits are offered to the Lender by major banks in the London interbank market for funds to be made available on the first day of an Interest Period in an amount approximately equal to the amount for which a LIBOR Rate has been requested and maturing at the end of such Interest Period, by (b) a percentage equal to 100% minus the Reserve Requirement (expressed as a percentage) applicable to such deposits, and (ii) the Margin.

“LIBOR Rate Funding” has the meaning given in Section 2.3(c).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan Documents” means, collectively, this Agreement, the Note, the Security Documents, and any other agreements of any type or nature heretofore or hereafter executed and delivered by the Borrower or any Guarantor to the Lender in any way relating to or in furtherance of this Agreement.

“Maintenance Capital Expenditures” means Capital Expenditures for the maintenance, repairs, restoration or refurbishment of tangible property (real and personal), but excluding any Capital Expenditures that expand property.

“Margin” means the margin amount set forth in Section 2.3(d).

“Material Adverse Effect” means any circumstance or event or any set of circumstances or events which (a) has or may reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any material provision of any Loan Document, (b) is or may reasonably be expected to be material and adverse to the business operations, Properties, condition (financial or otherwise) or the prospects of Borrower and Guarantors, as a whole, (c) materially impairs or may reasonably be expected to materially impair the ability of the Borrower or any Guarantor to perform its Obligations under the Loan Documents to which it is a party, or (d) materially impairs or may reasonably be expected to materially impair the ability of the Lender to enforce the principal benefits intended to be created and conveyed by the Loan Documents, including the Liens created by the Security Documents.

“Material Documents” means, collectively, the Constitution, the Compact, the Gaming Ordinance, the Approvals and the Senior Notes Indenture.

“Maturity Date” means June 19, 2009, unless extended for up to an additional six months at the option of Borrower exercisable at any time after the six-month anniversary of the Closing Date and prior to June 19, 2009, provided that no Default or Event of Default exists at the time of such exercise.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

“Nation” has the meaning given such term in the first paragraph of this Agreement.

 “Negative Pledge” means any covenant binding on the Borrower or any Guarantor that prohibits the creation of Liens on any Gaming Assets.

“Net Proceeds” means, (A) with respect to any Disposition of any Property by Borrower or any Guarantor, the aggregate consideration received by such Person from such Disposition less the sum of (i) the amount of liabilities for taxes incurred by such Person in connection with such sale (after taking into account available deductions, credits, carry-backs, carry-forwards or similar items relating to the Property sold) based upon the overall effective tax rate payable by such Person for the tax year in question, (ii) the sum of the actual amount of the reasonable fees and commissions payable to Persons other than such Person or any Affiliate of such Person, the reasonable legal expenses and other costs and expenses directly related to such sale that are to be paid by such Person, and (iii) the amount of any indebtedness (other than the Obligations) which is secured by such asset and is required to be repaid or prepaid by such Person as a result of such sale; and (B) with respect to any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received in respect of such Casualty Event less the sum of any expenses incurred by Borrower to obtain such proceeds, award or other compensation.

“NIGC” means the National Indian Gaming Commission, or any successor agency.

“Non-Core Assets” means obsolete equipment constituting Gaming Assets (whether or not replaced), and other business assets not located on or adjacent to a Facility, the disposition of which is not reasonably expected to materially affect the operations, condition (financial or otherwise) or prospects of the Borrower and Guarantors as a whole.

“Non-Gaming Assets” means each Property that does not constitute a Gaming Asset.

“Note” means the promissory note substantially in the form of Exhibit A, issued to Lender pursuant to Section 2.7.

“Obligations” means all debts, liabilities, obligations, covenants and duties of the Borrower arising under each Loan Document to which it is a party, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including the Advances, interest on the Advances (including interest that accrues after the commencement of any proceeding under any Debtor Relief Laws by or against the Borrower), reimbursement obligations with respect to Letters of Credit and all other monetary obligations, including fees, costs, expenses and indemnities arising under any Loan Document and all renewals, extensions, or refundings of any of the foregoing.

“Participant” shall have the meaning given in Section 10.8.

“Participating Gaming Device” means any equipment directly used in a game of chance (a) which is not owned by the Borrower or any Guarantor and (b) in which the only interest of the Borrower or any Guarantor is a portion of the revenues derived therefrom, as established by contract with the owner or lessee of such equipment.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

“Pension Plan” means any “employee pension benefit plan” that is subject to Title IV of ERISA and which is maintained for employees of the Borrower or any of their ERISA Affiliates, other than a Multiemployer Plan.

“Permits” means any and all actions, approvals, certificates, consents, waivers, exemptions, variances, franchises, orders, permits, authorizations, rights, registrations or licenses of or from any Governmental Authority (including any Gaming Agency).

“Permitted Indebtedness” means:

(a)           the Indebtedness (as defined the Senior Notes Indenture) permitted to be incurred under Section 4.10 of the Senior Notes Indenture, including, without limitation, all “Permitted Indebtedness” as defined in the Senior Notes Indenture;;

(b)           the Obligations and the Guarantor Obligations; and

(c)           Indebtedness under the Senior Notes.

“Permitted Liens” means (a) all Liens (as defined in the Senior Notes Indenture)  referred to in the definition of “Permitted Liens” in the Senior Notes

Indenture, other than those Liens set forth in clauses (2), (3), and (4) of such Permitted Liens definition (and clause (25) to the extent referring to a “refinancing” (as defined in the Senior Notes Indenture) of any Indebtedness secured by Liens referred to in clauses (2), (3) or (4)); provided, however, that the foregoing limitation with respect to Liens set forth in clause (2) of such Permitted Liens definition (and clause (25) to the extent referring to a refinancing of Indebtedness secured by Liens referred to in clause (2)) shall not apply to Liens securing Indebtedness under any Credit Facility permitted pursuant to Section 4.10(a) of the Senior Notes Indenture or clauses (3) (not to exceed $15,000,000 in aggregate principal amount at any time outstanding except in the case of Permitted Indebtedness under such clause (3) incurred to finance the purchase of up to 2,000 slot machines for Seneca Buffalo Creek Casino, as to which such limitation shall not apply); provided, however, that if the principal amount of the Obligations shall be deemed or classified as Permitted Indebtedness under clause (3) of the Senior Notes Indenture, then the foregoing reference to $15,000,000 shall be deemed to refer to $65,000,000), (7) or (14) (but only to the extent Permitted Indebtedness under such clause (14) is incurred to finance the purchase of up to 2,000 slot machines for Seneca Buffalo Creek Casino) of Section 4.10(b) of the Senior Notes Indenture if such “Credit Facility” provides solely for a “FF&E Financing” and/or a “Capital Lease Obligation” (as each of the forgoing terms are defined in the Senior Notes Indenture), in each case secured solely by the assets being financed.  Lender shall release its Lien, if any, on all assets financed pursuant to any such Capital Lease or FF&E financing provided, that, such financing is secured by the assets financed; and (b) all Liens securing the Obligations and the Guarantor Obligations.

 “Person” means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, joint stock company, trust, estate, unincorporated organization, business association, tribe, instrumentality, firm, joint venture, Governmental Authority, or otherwise.

“Policies of Insurance” means the insurance to be obtained and maintained by the Borrower throughout the term of this Agreement as provided in Section 4.3.

“Prime Rate” means at any time the rate of interest most recently reported in the “Money Rates” section (or any successor section) of The Wall Street Journal as the “National Average Prime Rate,” or if such rate is no longer published, the “prime rate” of the Lender, with the understanding that such interest rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as the Lender may designate. Each change in the Prime Rate will be effective on the day the change is announced by the Lender.

“Projections” has the meaning given in Section 6.1(c).

“Property” means any interest (legal, beneficial or otherwise) in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase-Money Obligation” means, a purchase-money obligation within the meaning of the Uniform Commercial Code as enacted in the State.

“Recourse” means that a creditor may, as a matter of law, have recourse to specified assets of the Borrower or any Guarantor in satisfaction of a claim, either before or after a judgment is obtained against the Borrower or Guarantor, because the Borrower or the Guarantor has waived its sovereign immunity with respect to such Claim and with respect to such specified assets, or granted a Lien as against such assets.

“Request for Letter of Credit” means an application for a Letter of Credit, in form and substance satisfactory to the Issuer.

“Requirement of Law” means, as to any Person, the constitution, the articles or certificate of incorporation and bylaws, the partnership agreement, the operating agreement and any related certificate of partnership, or other organizational or governing documents of such Person, and any Law, or judgment, order, award, decree, writ or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserve Requirement” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to eight decimal places) in effect on such day, whether or not applicable to the Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The LIBOR Rate for each outstanding LIBOR Rate Funding shall be adjusted automatically as of the effective date of any change in the Reserve Requirement.

“Revolving Commitment” means $50,000,000, or such lesser sum to which the Revolving Commitment may be reduced.

“Securities” means any capital stock, share, voting trust certificate, bonds, debentures, notes or other evidences of indebtedness, limited partnership interests, ownership interests in any Person (however denominated) or any warrant, option or other right to purchase or acquire any of the foregoing.

“Security Agreement” means the Security Agreement dated the date hereof executed by the Borrower and the Guarantors in favor of the Lender.

“Security Documents” means, collectively, the Security Agreement, the Guaranty and each Control Agreement, and any other pledge agreement, security agreement, control agreement, or other similar instrument or agreement executed by Borrower or any Guarantor and delivered to the Lender to secure the Obligations and/or the Guarantor Obligations.

“Security Interest” means the Lien and security interest in the Collateral granted by the Borrower and the Guarantors to the Lender in the Security Agreement.

“Seneca Gaming Authority” means the Seneca Gaming Authority established by and referred to in the Gaming Ordinance.

“Senior Notes” means the senior notes issued under the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture dated as of May 5, 2004, among the Borrower, the Seneca Niagara Falls Gaming Corporation, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, as supplemented and in effect on the Closing Date.

“Senior Officer” means the President and CEO and Chief Operating Officer of the Borrower and each Guarantor or any other individual specifically authorized in a resolution adopted by the Board of Directors of the Borrower or a Guarantor to act on behalf of the Borrower or such Guarantor in connection with the Loan Documents; provided, that with respect to anyone so authorized, the Lender receives (i) an incumbency certificate which identifies such individual(s) and (ii) a copy of such resolution(s).  Each Senior Officer shall be conclusively presumed to be authorized to act on behalf of the Borrower or a Guarantor with respect to the transactions contemplated by the Loan Documents.

“Senior Secured Leverage Ratio” means, as of each Covenant Calculation Date, the ratio of (a) Total Senior Secured Funded Debt as of such date, to (b) EBITDA for the related Covenant Calculation Period.

“State” means the State of New York.

“State Gaming Officials” has the meaning ascribed thereto in the Compact.

“Subsidiary” means, as of any date of determination and with respect to any Person, any other corporation, limited liability company, general partnership, limited partnership, limited liability partnership, joint stock company, trust, unincorporated organization, business association, instrumentality, firm, joint venture, or other business entity (whether or not, in either case, characterized as such), whether now existing or hereafter organized, formed, created or acquired: (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a limited liability company, general partnership, limited partnership, limited liability partnership, joint stock company, trust, unincorporated organization, business association, instrumentality, firm, joint venture, or other business entity, of which a majority of the membership, partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries or the management of which is otherwise controlled, directly or indirectly, through one or more of such Persons.

“Taxes” shall have the meaning set forth in Section 2.9(a).

“Termination Event” means (a) a “reportable event” as defined in Section 4043 of ERISA (other than a reportable event that is not subject to the provision for 30 day notice to the PBGC), (b) the withdrawal of the Borrower or any of its ERISA Affiliates from a Pension Plan during any plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Pension Plan or the treatment of an amendment to a Pension Plan as a termination thereof pursuant to Section 4041 of ERISA, (d) the institution of proceedings to terminate a Pension Plan by the PBGC or (e) any other event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

“to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Senior Officer of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) should have been known by the Person (or, in the case of a Person other than a natural Person, should have been known by a Senior Officer of that Person).

“Total Funded Debt” as of any date means the sum of (a) the then outstanding principal balance of the Advances, and (b) all obligations for borrowed money (regardless of priority or security), obligations under Capital Leases, obligations in respect of letters of credit or similar instruments, obligations in respect of amounts available for drawing under letters of credit and other similar instruments, and the aggregate amount drawn under letters of credit and such other instruments not then reimbursed, and Contingent Obligations, whether the foregoing are obligations of the Borrower or any Guarantor, but, as to all of the foregoing, only so long as the creditor or obligee thereof has Recourse to Gaming Assets; inclusive in each case of any direct or indirect liability or obligation (whether as the primary obligor or as a surety, and irrespective of whether the Borrower or any Guarantor is the nominal obligor with respect thereto).  For the avoidance of doubt, the Borrower’s distribution obligations under the Distribution Agreement and the Excluded Distributions shall not be deemed Recourse to the Gaming Assets.

“Total Senior Secured Funded Debt” means Total Funded Debt that is secured by a security interest in any assets of the Borrower or any Guarantor not contractually subordinated to the Security Interest.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

Section 1.2 GAAP. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP. If GAAP changes during the term of this Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, the Borrower and the Lender agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Borrower’s consolidated financial condition to substantially the same criteria as were effective prior to such change in GAAP; provided, however, that, until the Borrower and the Lender so amend this Agreement, all such covenants shall be calculated in accordance with GAAP as in effect immediately prior to such change.

Section 1.3 Headings. Headings in this Agreement and each of the other Loan Documents are for convenience of reference only and are not part of the substance hereof or thereof.

Section 1.4 Plural Terms. All terms defined in this Agreement or any other Loan Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

Section 1.5 Time. All references in this Agreement and each of the other Loan Documents to a time of day means New York, New York time, unless otherwise indicated.

Section 1.6 Construction. This Agreement is the result of negotiations among, and has been reviewed by, the Borrower and the Lender and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against the Borrower or the Lender.

Section 1.7 Calculation of Interest and Fees. All calculations of interest and fees under this Agreement and the other Loan Documents for any period (a) shall include the first day of such period and exclude the last day of such period and (b) shall be calculated on the basis of a year of 360 days for actual days elapsed.

Section 1.8 References.

(a)                                  References in this Agreement to “Recitals,” “Sections,” “Exhibits” and “Schedules” are to recitals, sections, exhibits and schedules herein and hereto unless otherwise indicated.

(b)                                 References in this Agreement or any other Loan Document to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof if such replacement is permitted hereby, and (iii) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, restated, modified, extended and supplemented from time to time and in effect at any given time if such amendment, restatement, modification, extension or supplement is permitted hereby.

(c)                                  References in this Agreement or any other Loan Document to any Law (i) shall include any successor Law, (ii) shall include all rules and regulations promulgated under such Law (or any successor Law), and (iii) means such Law (or successor Law) and such rules and regulations, as amended, modified, codified or reenacted from time to time and in effect at any given time.

(d)                                 References in this Agreement or any other Loan Document to any Person in a particular capacity (i) shall include any successors to and permitted assigns of such Person in that capacity and (ii) shall exclude such Person individually or in any other capacity.

Section 1.9 Other Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. In the computation of periods of time from a specified date to a later specified date in this Agreement or any other Loan Document, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.  In the event of any inconsistency between the terms of this Agreement and the terms of any other Loan Document, as between the Lender and the Borrower, the terms of this Agreement shall govern.

Section 1.10 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a roundup if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

ARTICLE II

CREDIT FACILITY

Section 2.1 Revolving Loan Availability. On the terms and subject to the conditions set forth in this Agreement, the Lender agrees to make such revolving Advances to the Borrower from time to time during the period beginning on the Closing Date and ending on the Maturity Date as the Borrower may request under Section 2.2; provided, however, that the sum of (i) the Effective Amount plus (ii) the aggregate amount available for drawing under the outstanding Letters of Credit plus (iii) the aggregate amount of all unreimbursed draws with respect to all Letters of Credit, shall not exceed the then applicable Revolving Commitment.  Subject to the limitations set forth herein, Borrower may borrow, repay and reborrow under this Agreement without premium or penalty.

Section 2.2 Funding Requests.

(a)                                  Time of Request. To request an Advance, the Borrower shall complete and submit to the Lender a Funding Request by not later than 11:00, a.m. at least two Business Days before the date on which an Advance is to be made. No more than two Advances may be requested in any month (excluding any Advances made pursuant to Sections 2.6(d) or (i) or Sections 2.8(a) or (b)).

(b)                                 Minimum Amount. Each Advance shall be $100,000 or an integral multiple of $100,000 in excess thereof or such different amount requested in a Funding Request as may be consented to by the Lender.

(c)                                  No Revocation. Unless the Lender otherwise consents, no Funding Request may be revoked by the Borrower. If the Lender consents to the revocation of any Funding Request, the Borrower agrees that it shall reimburse the Lender for any loss, cost, damage or expense associated with any redeployment of funds caused by such revocation.

Section 2.3 Interest and Interest Rates.

(a)                                  Accrual. Interest shall accrue on the outstanding principal balance of the Advances at the rates set forth herein before and after Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.  Upon the occurrence and during the continuance of an Event of Default, past due interest shall itself bear interest at the Default Rate, and shall be compounded with accrued and unpaid interest on other past due amounts quarterly, to the fullest extent permitted by applicable Laws.

(b)                                 Base Rate Fundings. The outstanding principal balance of the Advances described in Sections 2.6(d) and (i) and Sections 2.8(a) and (b) when first funded shall bear interest at the Base Rate (each such Advance or portion of the outstanding principal balance of the Advances bearing interest at the Base Rate being a “Base Rate Funding”).

(c)                                  LIBOR Rate Fundings. If no Default or Event of Default exists, a new Advance shall bear interest at a LIBOR Rate (each such Advance or portion of the outstanding principal balance of the Advances bearing interest at a LIBOR Rate being a “LIBOR Rate Funding”), a Base Rate Funding shall be converted to a LIBOR Rate Funding, or a LIBOR Rate Funding shall be converted at the end of the applicable Interest Period to another LIBOR Rate Funding, subject to the following conditions:

(i)                                     The Borrower shall submit a Funding Request to the Lender not later than 11:00 a.m. on a Business Day which is at least two Business Days prior to the date of the requested Advance or conversion.

(ii)                                  Each Funding Request shall specify the date and amount of such LIBOR Rate Funding or the amount of Base Rate Fundings to be converted to LIBOR Rate Fundings, and the applicable Interest Period(s).

(iii)                               Each Interest Period shall begin on a Business Day. No more than ten LIBOR Rate Fundings may be outstanding at any one time.

(iv)                              The amount of each LIBOR Rate Funding shall be equal to an integral multiple of $100,000 or such different amount requested in a Funding Request as may be consented to by the Lender.

(v)                                 The Lender shall determine the LIBOR Rate for each Interest Period between the opening of business and 11:00 am on the second Business Day before the beginning of such Interest Period, whereupon the Lender shall give notice thereof (which may be by telephone) to the Borrower. Each such determination of the applicable LIBOR Rate shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Lender, upon written request of the Borrower, shall deliver to the Borrower a statement showing the computations used by the Lender in determining the applicable LIBOR Rate hereunder.

(vi)                              Unless the Borrower requests a new LIBOR Rate Funding in accordance with the procedures set forth above, or prepays the principal of an outstanding LIBOR Rate Funding at the expiration of an Interest Period, the Lender shall automatically and without request of the Borrower convert each LIBOR Rate Funding on the last day of the relevant Interest Period to a LIBOR Rate Funding with an Interest Period of one month as though requested by the Borrower on the second Business Day prior to the last day of the relevant Interest Period.

(d)                                 Margin Applicable to LIBOR Rate Fundings. The Margin shall be one and one quarter percent (1.25%).

(e)                                  Default Rate. At any time while an Event of Default exists, upon notice to the Borrower from the Lender, the outstanding principal balance of the Advances shall bear interest at a rate per annum which is 2% per annum in excess of the otherwise applicable interest rate (the “Default Rate”), to the fullest extent permitted by applicable Laws. The Lender’s election to charge the Default Rate shall be in its sole discretion and shall not be a waiver of any of its other rights and remedies.

(f)                                    Usury. In no contingency or event whatsoever shall the rate or amount of interest paid by the Borrower under this Agreement, the Note or any of the other Loan Documents exceed the maximum rate or amount permissible under the applicable Law. If a court determines that the Borrower has paid interest to the Lender hereunder, under the Note or under any other Loan Document in excess of the maximum amount permitted by such Law, (i) the Lender shall apply such excess to any unpaid principal owed by the Borrower to the Lender or, if the amount of such excess exceeds the unpaid balance of such principal, the Lender shall promptly refund such excess interest to the Borrower and (ii) the provisions hereof shall be deemed amended to provide for the foregoing. All sums paid, or agreed to be paid, by the Borrower which are, or hereafter may be construed to be, compensation for the use, forbearance or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, spread and allocated throughout the full term of all such indebtedness until the indebtedness is paid in full.

(g)                                 When Due and Payable. Interest accruing on the outstanding principal balance of the Advances each month shall be due and payable in arrears on the first day of the following month, provided that interest on any LIBOR Rate Funding shall be due and payable on the last day of the applicable Interest Period or, if such Interest Period is longer than three months, on the last day of each three-month period during such Interest Period and on the last day of such Interest Period.

Section 2.4 Principal Payments.

(a)                                  Scheduled Payment. Any outstanding principal balance shall be paid in full on the Maturity Date.

(b)                                 Mandatory Prepayments. In addition to any other payments required under this Agreement, the Borrower shall prepay the outstanding principal balance of the Advances by an amount equal to 100% of the Net Proceeds from each Disposition of Gaming Assets, other than Gaming Revenues, to the extent such Net Proceeds exceed $2,500,000.  Concurrently with any prepayment made under this Subsection (b), the Revolving Commitment shall be permanently reduced in an amount equal to the amount of such prepayment.

(c)                                  Casualty Events. Upon the receipt by the Borrower or the Lender of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any Gaming Assets, then (i) if an Event of Default exists, the Advances shall be prepaid in an aggregate amount equal to such Net Proceeds relating to the affected Gaming Assets and (ii) if no Event of Default exists, then the Borrower, at its option, may apply such Net Proceeds to the repair or replacement of the affected Gaming Assets or apply such Net Proceeds to the prepayment of the

Advances. Any prepayment required by this Section shall be in addition to any other prepayments required or permitted under this Agreement, and the Revolving Commitment shall be permanently reduced in an amount equal to the amount of such prepayment.

(d)                                 Voluntary Prepayments. The Borrower may prepay any Base Rate Funding without premium or penalty on one Business Day’s advance notice to the Lender. The Borrower may prepay all or any part of any LIBOR Rate Funding without premium or penalty (but after making any payment required under Section 2.10) during an Interest Period on three Business Days’ advance notice. Partial prepayments under this Subsection (d) will be at least $100,000 and in integral multiples of $100,000, and will include interest accrued to the prepayment date.  All such payments shall be applied first to interest and second to principal, except that, to the extent practicable, payments shall be applied first to interest and then principal on Base Rate Fundings and then to interest and then principal on LIBOR Rate Fundings.

Section 2.5 Other Payment Terms.

(a)                                  Place and Manner. All payments to be made by the Borrower under this Agreement or any other Loan Document shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  The Borrower shall make all payments under this Agreement or any other Loan Document in lawful money of the United States and in same day or immediately available funds not later than 11:00 a.m. on the date due.

(b)                                 Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the immediately following Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c)                                  Application of Payments. Except as otherwise expressly provided in the Security Documents, all payments hereunder shall be applied first to unpaid costs and expenses then due and payable under this Agreement or the other Loan Documents, and second, in the same order in which voluntary prepayments are to be applied, as required by Section 2.4.

Section 2.6 Letters of Credit.

(a)                                  Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date to and including the 25th day prior to the Maturity Date, the Issuer shall issue such Letters of Credit under the Revolving Commitment as Borrower may request by a Request for Letter of Credit; provided that after giving effect to all such Letters of Credit, the sum of (i) the Effective Amount plus (ii) the aggregate amount available for drawing under the outstanding Letters of Credit plus (iii) the aggregate amount of all unreimbursed draws with respect to all Letters of Credit, shall not exceed (i) the Letter of Credit Sublimit or (ii) the then applicable

Revolving Commitment.  Each Letter of Credit shall be in a form reasonably acceptable to the Issuer.  Unless otherwise approved by the Lender and the Issuer, (such approval not to be unreasonably withheld if the Borrower complies with Section 2.6(i)), no Letter of Credit shall have an initial or any renewal term of more than one year or a term (including renewals thereof) extending beyond the Maturity Date.  The Borrower and the Lender agree that each Letter of Credit described on Schedule 2.6 shall be a Letter of Credit issued under the Revolving Commitment as of the Closing Date.

(b)                                 Each Request for Letter of Credit shall be submitted to the Issuer at least five Business Days prior to the date upon which the related Letter of Credit is proposed to be issued. Each Letter of Credit will be issued under and pursuant to the terms and conditions of such Letter of Credit Documents as the Issuer may reasonably require. If any of the terms of any Letter of Credit Document are inconsistent with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern. The Issuer shall not be obligated to issue a Letter of Credit unless on the date of issuance all of the conditions precedent specified in Section 7.2 shall have been satisfied as fully as if the issuance of such Letter of Credit were an Advance.

(c)                                  Fees.

(i)                                     The Borrower will pay to the Issuer a commission with respect to each Letter of Credit (herein, the “Letter of Credit Fee”). For each standby Letter of Credit, the Borrower agrees to pay the Letter of Credit Fee equal to an amount calculated on the face amount of such standby Letter of Credit outstanding from time to time at an annual rate equal to 0.90%, payable in arrears due and payable on the first day of each month and on the Maturity Date, or if any such day is not a Business Day, on the next succeeding Business Day; provided, however, that while any Event of Default exists or following the Maturity Date, the rate at which the Letter of Credit Fee is calculated with respect to each standby Letter of Credit shall be equal 2.90%.

(ii)                                  In addition, the Borrower shall pay to the Lender, on demand, any and all of the Lender’s customary fees in connection with the negotiation and administration of, and any drawings or acceptances under, any Letter of Credit.

(d)                                 Whenever a draft submitted under a Letter of Credit is paid by the Issuer, the Issuer shall request immediate reimbursement from the Borrower for the amount of the draft. If sufficient funds are not immediately paid to the Issuer by the Borrower, the Borrower shall be deemed to have requested an Advance and shall fund such request for an Advance for purposes of reimbursing the Lender for the amount of such draft so paid by the Issuer (less any amounts realized by the Issuer pursuant to the first sentence of this Section 2.6(d)). Such Advances shall initially bear interest at the Base Rate. Such Advances may be converted to LIBOR Rate Fundings in accordance with Section 2.3(c) of this Agreement. If due to the occurrence and continuance of a Default or an Event of Default, or the failure to satisfy any of the conditions set forth in Section 7.2 the Lender does not make such Advance as contemplated above and the Borrower does not otherwise reimburse the Issuer for the amount of the draft so paid by the Issuer, the Borrower shall nonetheless be obligated to reimburse the amount of the draft to the Issuer, with interest upon such amount at the Default Rate from and after the date such draft is paid by the Issuer until the amount thereof is repaid to the Issuer in full.

(e)                                  The Borrower agrees that, in paying any drawing under a Letter of Credit, the Issuer shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(f)                                    The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. The Issuer shall not be liable or responsible for any of the matters described in clauses (i) through (xiv) of subsection (h) below. In furtherance and not in limitation of the foregoing: (i) the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                 The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(h)                                 The obligation of Borrower to pay to the Issuer the amount of any payment made by the Issuer under any Letter of Credit shall be absolute, unconditional, and irrevocable.  Without limiting the foregoing, Borrower’s obligations shall not be affected by any of the following circumstances:

(i)                                     any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)                                  any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(iii)                               the existence of any claim, setoff, defense, or other rights which Borrower may have at any time against the Issuer or the Lender, any beneficiary of the Letter of Credit or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

(iv)                              any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(v)                                 payment by the Issuer in good faith under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit;

(vi)                              the existence, character, quality, quantity, condition, packing, value or delivery of any property purported to be represented by documents presented in connection with any Letter of Credit or for any difference between any such property and the character, quality, quantity, condition, or value of such property as described in such documents;

(vii)                           the time, place, manner, order or contents of shipments or deliveries of property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

(viii)                        the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

(ix)                                any failure or delay in notice of shipments or arrival of any property;

(x)                                   any error in the transmission of any message relating to a Letter of Credit not caused by the Issuer, or any delay or interruption in any such message;

(xi)                                any error, neglect or default of any correspondent of  the Issuer in connection with a Letter of Credit;

(xii)                             any consequence arising from acts of God, war, insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Issuer;

(xiii)                          so long as the Issuer in good faith determines that the contract or document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuer in connection with a Letter of Credit; and

(xiv)                         where the Issuer has acted in good faith and observed general banking usage, customs or practices, any other circumstances whatsoever.

(i)                                     If the Borrower requests that the term(s) of one or more Letters of Credit extend beyond the Maturity Date and the Lender and the Issuer so approve pursuant to Section 2.6(a), the Borrower agrees that it will establish under a new letter of credit reimbursement facility to be entered into on the Maturity Date (such facility to be evidenced by documentation comparable in all material respects to the documentation evidencing the letter of credit reimbursement facility(ies) terminated the date hereof), and thereafter maintain so long as any Letter of Credit remains outstanding or any amount is payable to the Issuer or the Lender in respect of any such Letters of Credit, a special collateral account pursuant to arrangements satisfactory to the Lender (the “LC Collateral Account”) in the name of the Borrower but under the sole dominion and control of the Lender, for the benefit of the Issuer and the Lender, and shall cause funds to be maintained in the LC Collateral Account in an amount sufficient to pay all obligations of the Borrower with respect to such outstanding Letters of Credit.  The Borrower shall pledge, and grant to the Lender, for the benefit of the Lender and the Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the LC Collateral Account, to secure the prompt and complete payment and performance of the obligations with respect to the outstanding Letters of Credit.  The Lender will invest any funds on deposit from time to time in any LC Collateral Account in certificates of deposit having a maturity not exceeding 30 days.  The Lender shall release from the LC Collateral Account to the Borrower, upon the expiration or termination of, or any reduction in the amount available under, any applicable Letter of Credit, an amount equal to the excess (if any) of all funds in such LC Collateral Account over the amount of the obligations of the Borrower with respect to the outstanding Letters of Credit.  For the avoidance of doubt, the “obligations” referenced in this Section 2.6(i) shall not be “Obligations” under this Agreement.

(j)                                     If (a) Letters of Credit will remain outstanding beyond the Maturity Date (and the new letter of credit reimbursement facility agreement referenced above is not effective prior to or as of the Maturity Date), (b) the Revolving Commitment shall terminate prior to the Maturity Date, or (c) the reimbursement Obligations with respect to all outstanding Letters of Credit shall be accelerated prior to the Maturity Date, then the LC Collateral Account will be established under this Agreement and, to the extent insufficient funds (to cover the maximum amount that may be drawn by beneficiaries under all outstanding Letters of Credit) shall have been credited to such account on the Maturity Date, Revolving Commitment termination date, or date of acceleration of reimbursement Obligations, as applicable, funded by Lender as an Advance under this Agreement.  Such Advance shall be payable on demand by Borrower and shall initially bear interest at the Base Rate.

(k)                                  Effective on the Closing Date, all outstanding letters of credit under all outstanding letter of credit reimbursement facilities between Lender and Borrower or any Guarantor, as amended (the “L/C Agreements”) shall be assumed as Letters of Credit under this Agreement, all obligations under the L/C Agreements and related security documents shall be deemed satisfied in full, all collateral securing any of the foregoing shall be immediately released to the applicable debtor, and the L/C Agreements and related documents shall be deemed terminated and of no further force or effect.

Section 2.7 Evidence of Obligation to Pay Advances. The Borrower’s obligation to pay the Advances shall be evidenced by this Agreement and the Note and may also be evidenced by one or more loan accounts or records maintained by the Lender.  The Lender may attach schedules to the Note and endorse thereon the date, amount and maturity of its Advances and payments with respect thereto.  Such loan accounts, records or Schedules shall be conclusive absent manifest error of the amount of such Advances and payments thereon.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Advances.

Section 2.8 Change of Circumstances.

(a)                                  Inability to Determine Rates. If, on or before the first day of any Interest Period for any LIBOR Rate Funding, (i) the Lender shall determine that the LIBOR Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market or (ii) the Lender shall determine that the applicable LIBOR Rate does not adequately and fairly reflect the cost to the Lender of making or maintaining such LIBOR Rate Funding, the Lender shall immediately give notice of such condition to the Borrower. After the giving of any such notice and until the Lender shall otherwise notify the Borrower that the circumstances giving rise to such condition no longer exist, the Borrower’s right to request the making of, or electing a new Interest Period for, LIBOR Rate Fundings shall be suspended. Any LIBOR Rate Fundings outstanding at the commencement of any such suspension shall be converted at the end of the then current Interest Period for such LIBOR Rate Fundings into Base Rate Fundings, and all new Advances shall be Base Rate Fundings, unless such suspension has then ended.

(b)                                 Illegality. If, after the date of this Agreement, the adoption of any Law, any change in any Law or the application or requirements thereof (whether such change occurs in accordance with the terms of such Law as enacted, as a result of amendment or otherwise), any change in the interpretation or administration of any Law by any Governmental Authority, or compliance by the Lender with any request or directive (whether or not having the force of law) of any Governmental Authority (a “Change of Law”) shall make it unlawful or impossible for the Lender to make or maintain any LIBOR Rate Funding, the Lender shall immediately notify the Borrower of such Change of Law. Upon receipt of such notice, the Borrower shall, at the request of the Lender, either (a) convert any such then outstanding LIBOR Rate Fundings into Base Rate Fundings at the end of the current Interest Period for such

LIBOR Rate Fundings or (b) immediately repay or convert any such LIBOR Rate Fundings if the Lender shall notify the Borrower that such Lender may not lawfully continue to fund and maintain such LIBOR Rate Fundings. Any conversion or prepayment of LIBOR Rate Fundings made pursuant to the preceding sentence prior to the last day of an Interest Period for such LIBOR Rate Fundings shall be deemed a prepayment thereof for purposes of Section 2.10. After the Lender notifies the Borrower of such a Change of Law and until such Lender notifies the Borrower that it is no longer unlawful or impossible for the Lender to make or maintain a LIBOR Rate Funding, all Advances shall be Base Rate Fundings.

(c)                                  Increased Costs. If, after the date of this Agreement, any Change of Law:

(i)                                     Shall subject the Lender to any tax, duty or other charge with respect to any LIBOR Rate Funding, or shall change the basis of taxation of payments by the Borrower to the Lender on such a LIBOR Rate Funding or in respect to such a LIBOR Rate Funding under this Agreement (except for changes in the rate of taxation on the overall net income of the Lender imposed by its jurisdiction of incorporation or the jurisdiction in which its principal executive office is located); or

(ii)                                  Shall impose, modify or hold applicable any reserve (excluding any Reserve Requirement or other reserve to the extent included in the calculation of the LIBOR Rate), special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by the Lender for any LIBOR Rate Funding; or

(iii)                               Shall impose on the Lender any other condition related to any LIBOR Rate Funding;

and the effect of any of the foregoing is to increase the cost to the Lender of making, renewing, or maintaining any such LIBOR Rate Funding or to reduce any amount receivable by the Lender hereunder; then the Borrower shall from time to time, within five Business Days after demand by the Lender, pay to the Lender additional amounts sufficient to reimburse the Lender for such increased costs or to compensate the Lender for such reduced amounts. A certificate submitted by the Lender to the Borrower setting forth in reasonable detail the amount of such increased costs or reduced amounts shall be conclusive absent manifest error. The obligations of the Borrower under this Section 2.8(c) shall survive for one year following the date on which all Advances hereunder are fully paid and the Revolving Commitment is terminated; provided, however, that such obligations shall not, from and after the date on which all Advances hereunder are fully paid and the Revolving Commitment is terminated, be deemed Obligations for any purpose under the Loan Documents.

(d)                                 Capital Requirements. If, after the date of this Agreement, the Lender determines that (i) any Change of Law affects the amount of capital required or expected to be maintained by the Lender or any Person controlling the Lender (a “Capital Adequacy Requirement”) and (ii) the amount of capital maintained by the Lender or such Person which is attributable to or based upon the Advances made by the Lender or such Person must be increased as a result of such Capital Adequacy Requirement (taking into account the Lender’s or such Person’s policies with respect to capital adequacy), the Borrower shall pay to the Lender or such Person, within five Business Days after demand of the Lender, such amounts as the Lender or such Person shall determine are necessary to compensate the Lender or such Person for the increased costs to the Lender or such Person of such increased capital.  A certificate setting forth in reasonable detail the amount of such increased costs, submitted by the Lender to the Borrower shall be conclusive absent manifest error. The obligations of the Borrower under this Section 2.8(d) shall survive for one year following the date on which all Advances hereunder are fully paid and the Revolving Commitment is terminated; provided, however, that such obligations shall not, from and after the date on which all Advances hereunder are fully paid and the Revolving Commitment is terminated, be deemed Obligations for any purpose under the Loan Documents.

(e)                                  Notice. If the Lender becomes aware of (i) any Change of Law which will make it unlawful or impossible for the Lender to make or maintain any LIBOR Rate Funding or (ii) any Change of Law or other event or condition which will obligate the Borrower to pay any amount pursuant to Section 2.8(c) or Section 2.8(d), the Lender shall notify the Borrower thereof as promptly as practical. If the Lender has given notice of any such Change of Law or other event or condition and thereafter becomes aware that such Change of Law or other event or condition has ceased to exist, the Lender shall notify the Borrower thereof as promptly as practical.

Section 2.9 Taxes on Payments.

(a)                                  Payments Free of Taxes. Any and all payments by or for the account of the Borrower hereunder, or in respect of the Note or any other Loan Document, shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding net income taxes or other taxes imposed on the Lender’s revenues as a result of a present or former connection between the Lender and the jurisdiction imposing such tax levy, impost or withholding or any political subdivision or taxing authority thereof or therein, other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, the Note or other Loan Documents (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes or any other Loan Document being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under the Note or other Loan Documents to the Lender, (i) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower and the Lender, as the case may be, have made all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.9) the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make all such deductions or withholdings and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable Law.

(b)                                 Other Taxes. In addition, the Borrower shall pay to the relevant taxing authority in accordance with applicable Law, and indemnify and hold the Lender harmless from, any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from the delivery or registration of, performance under, or otherwise with respect to, this Agreement, the Note or any other Loan Documents (hereinafter referred to as “Other Taxes”).

(c)                                  Indemnification. The Borrower shall indemnify the Lender for and hold it harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.9, imposed on or paid by the Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty days from the date the Lender makes written demand therefor.

(d)                                 Receipt For Payment. Within thirty days after the date of any payment of Taxes or Other Taxes pursuant to Section 2.9(a), (b) or (c), the Borrower shall furnish to the Lender, at its address referred to in Section 10.6, the original or a certified copy of a receipt evidencing such payment, to the extent that such receipt is issued therefor or such other written proof of payment thereof that is reasonably satisfactory to the Lender.

(e)                                  Lender Tax Returns. Nothing contained in this Section 2.9 shall require the Lender to make available any of its tax returns (or any other information relating to its taxes which it deems to be confidential or proprietary). Nothing herein contained shall interfere with the rights of the Lender to arrange its tax affairs in whatever manner it thinks fit and, in particular, the Lender shall be under no obligation to claim credit, relief, remission or repayment from or against its corporate profits or similar tax liability in respect of the amount of such deduction or withholding in priority to any other claims, reliefs, credits or deductions available to it or to disclose any information relating to its tax affairs.

Section 2.10 Funding Loss Indemnification.

(a)                                  If the Borrower shall repay, prepay or convert any LIBOR Rate Funding (including any deemed conversion resulting from the imposition of the Default Rate) on any day other than the last day of an Interest Period therefor (whether as a scheduled payment, an optional prepayment or conversion, a mandatory prepayment or conversion, a payment upon acceleration or otherwise) or fail to borrow any LIBOR Rate Funding for which a Funding Request has been delivered to the Lender (whether as a result of the failure to satisfy any applicable conditions or otherwise) the Borrower shall pay to the Lender within five Business Days after demand a prepayment fee or failure to borrow fee, as the case may be (determined as though 100% of the LIBOR Rate Funding had been funded in the London interbank eurodollar currency market), equal to the sum of:

(i)                                     the amount, if any, by which (A) the additional interest would have accrued on the amount prepaid or not borrowed at the LIBOR Rate if that amount had remained or been outstanding through the last day of the applicable Interest Period exceeds (B) the interest that the Lender could recover by placing such amount on deposit in the London interbank eurodollar currency market for a period beginning on the date of the prepayment or failure to borrow and ending on the last day of the applicable Interest Period (or, if no deposit rate quotation is available for such period, for the most comparable period for which a deposit rate quotation may be obtained); plus

(ii)                                  all out-of-pocket expenses incurred by the Lender reasonably attributable to such payment, prepayment or failure to borrow.

(b)                                 When the Lender demands payment under this Section 2.10, it shall deliver to the Borrower a certificate setting forth the amount of costs and losses for which demand is made. Such a certificate so delivered to the Borrower shall be conclusive absent manifest error. The obligations of the Borrower under this Section 2.10 shall survive the payment and performance of the Obligations and the termination of this Agreement.

Section 2.11 Security.

(a)                                  Security Documents. The Obligations and the Guarantor Obligations shall be secured by the Liens on the Collateral granted by the Borrower and the Guarantors, respectively, under the Security Agreement, subject to the terms and provisions thereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and the other Loan Documents, and to make Advances and issue Letters of Credit hereunder, the Borrower represents and warrants to the Lender that:

Section 3.1 Existence and Qualification; Power; Compliance With Laws.

(a)                                  The Borrower and each Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the Nation and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary except as would not result in a Material Adverse Effect.  The Borrower and each Guarantor has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents to which it is a party.  The Borrower’s and each Guarantor’s chief executive office and principal place of business is located at its respective address set forth in Schedule 3.1, and all of the Borrower’s and the Guarantors’ records relating to the Gaming Business and the Gaming Assets are kept at such locations.  The Borrower and each Guarantor is a nontaxable entity for purposes of federal and state income taxation, and the gaming and other revenues of the Borrower and the Guarantors are exempt from federal and state income taxation.

(b)                                 The Borrower is wholly owned by the Nation and no other Person holds any rights to acquire an ownership interest in the Borrower.  Each Guarantor is wholly owned by the Borrower and no other Person holds any rights to acquire an ownership interest in any Guarantor.

(c)                                  The Borrower and each Guarantor is in compliance in all material respects with (i) all Laws and Requirements of Law applicable to its existence, Gaming Business and Gaming Assets (including all Gaming Laws) and (ii) each of its Contractual Obligations (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where noncompliance with such Law, Requirement of Law or Contractual Obligation, either individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect.

(d)                                 The Gaming Business of each Guarantor is conducted exclusively by such Guarantor (and no other Person).

(e)                                  Neither this Agreement nor any of the other Loan Documents, taken individually or as a whole, constitute “management contracts” or “management agreements” within the meaning of Section 12 of IGRA, or deprive the Nation of the sole proprietary interest and responsibility for the conduct of gaming activity at the Facilities and the parties hereto acknowledge that the Nation retains sole regulatory responsibilities over its gaming activities pursuant to the Gaming Ordinance.

Section 3.2 Authority; Compliance with Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by the Borrower and each Guarantor of the Loan Documents to which it is a party and the borrowings and issuance of Letters of Credit from time to time hereunder have been duly authorized by all necessary action and do not and will not (i) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, the Nation or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or any Guarantor or of the Borrower’s or any Guarantor’s Constituent Documents; (iii) result in a breach of or constitute a default under any material Contractual Obligation to which the Borrower or any Guarantor is a party or by which it or its properties may be bound or subject; or (iv) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or any Guarantor.

Section 3.3 Gaming Laws and Permits. The Borrower, each Guarantor and the Gaming Business are in material compliance with all applicable Gaming Laws. More particularly:

(a)                                  Class III Gaming May Be Conducted on the Gaming Business Real Property. All sites on which the Borrower conducts Class III Gaming are located on Indian Lands of the Borrower.

(b)                                 Effectiveness of Compact and Gaming Ordinance. The Compact and the Gaming Ordinance comply in all material respects with IGRA, and each is in effect under IGRA.  The Compact has been deemed approved by or on behalf of the Secretary of the Interior, proper notice related to approval of the Compact has been duly published in the Federal Register, and the Compact is a valid and binding agreement of the Nation, enforceable in accordance with its terms.

(c)                                  Compliance. The Gaming Business is in compliance with the requirements of IGRA in all material respects. No equipment used in connection with Gaming Business is being operated in contravention of the Compact. Each employee of the Gaming Business is properly licensed to the extent required by the Gaming Ordinance, the Compact and IGRA.

(d)                                 Gaming Permits. All Permits that are necessary to the operation of the Gaming Business or ownership, use, or possession of the Gaming Assets, have been duly obtained and are in full force and effect without any known conflict with the rights of others, except where any such failure to obtain such Permit or any such conflict or restriction could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Borrower nor any Guarantor  has received any written notice or other written communication from any Governmental Authority regarding (i) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any such Permit, or (ii) any other limitations on the conduct of business by the Borrower, except where any such revocation, withdrawal, suspension, termination, modification, imposition or limitation could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.4 No Violation of Gaming Ordinance or Revenue Allocation Plan. No application of Gaming Revenues permitted or contemplated herein or in any other Loan Document, and no enforcement of rights in accordance with the terms hereof or any Security

Document, violates any restriction or requirement as to the application of Gaming Revenues, whether contained in a “plan of allocation” as referred to in 25 U.S.C. §2710(c) or otherwise.

Section 3.5 No Licensure Required. The Lender is not required to register with, give notice to any Person or receive any Permit from any Gaming Agency or other Governmental Authority by reason of any Gaming Laws or other Laws of the Nation in connection with entering into any Loan Document, receipt of the Note or the performance or observance of any obligation of any party under any Loan Document.

Section 3.6  Legal Agreements.  This Agreement constitutes and, upon due execution by the Borrower and the Guarantors that are parties thereto, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower and the Guarantors, enforceable against the Borrower and the Guarantors in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and except as the ability to waive exhaustion of tribal court remedies may be limited by applicable law.

Section 3.7  Subsidiaries.  Except for the Guarantors and Seneca Massachusetts Gaming Corporation, the Borrower has no Subsidiaries.

Section 3.8  Financial Condition; No Adverse Change.  The Borrower has furnished to the Lender (a) its consolidated audited financial statements for its fiscal year ended September 30, 2007, and (b) quarterly financial statements for the periods ending December 31, 2007 and March 31, 2008, and those statements fairly present the Borrower’s and Guarantors’ consolidated financial condition on the dates thereof and the results of operations and cash flows for the periods then ended and were prepared in accordance with generally accepted accounting principles (provided, however, that the quarterly financial statements described in clause (b) have been prepared in accordance with generally accepted accounting principles for interim financial information, and accordingly do not include all the financial information and footnotes required by generally accepted accounting principles for complete financial statements and are subject to year end adjustments).  Since March 31, 2008, there has been no change in the Borrower’s and Guarantor’s, as a whole, business, properties or condition (financial or otherwise) which has had a Material Adverse Effect.

Section 3.9  Litigation.  Except as disclosed in the Borrower’s Form 10-K for the year ended September 30, 2007, as updated by each subsequent Form 10-Q quarterly report, there are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any Guarantor or the properties of the Borrower or any Guarantor before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or any Guarantor, would have a Material Adverse Effect.

Section 3.10  Regulation U.  Neither the Borrower nor any Guarantor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance or Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 3.11  Taxes.  The Borrower and the Guarantors have paid or caused to be paid to the proper authorities when due all federal, state, tribal and local taxes required to be paid by each of them.  The Borrower and Guarantors have filed all federal, state, tribal and local tax returns which to the knowledge of the officers of the Borrower, are required to be filed, and the Borrower and Guarantors have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due or are contesting such taxes in good faith.

Section 3.12  Titles and Liens.  The Borrower or a Guarantor, as the case may be, has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens.  No financing statement naming the Borrower as debtor is on file in any office except to perfect Permitted Liens.

Section 3.13  ERISA.  Except as disclosed to the Lender in writing prior to the date hereof, neither the Borrower nor any Guarantor is subject to the requirements of ERISA.

Section 3.14  Default.  The Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which may reasonably be expected to have a Material Adverse Effect.

Section 3.15  Environmental Matters.

(a)                                  Except as disclosed on Schedule 3.15, there are not present in, on or under the Facilities any Hazardous Substances in such form or quantity as to create any material liability or obligation for any of the Borrower, any Guarantor or the Lender under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Facilities in such a way as to create any such material liability.

(b)                                 Except as disclosed on Schedule 3.15, neither the Borrower nor any Guarantor has disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(c)                                  Except as disclosed on Schedule 3.15, there have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Facilities, the Borrower or any Guarantor, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.

(d)                                 Except as disclosed on Schedule 3.15, the Borrower’s and Guarantors’ business is and has in the past always been conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such business are in the Borrower’s or a Guarantor’s possession and are in full force and effect, nor has Borrower or any Guarantor been denied insurance on grounds related to potential environmental liability.  No permit required under any Environmental Law is scheduled to expire within 12 months and there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.

(e)                                  Except as disclosed on Schedule 3.15, no part of the Facilities is or ever has been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(f)                                    The Borrower has delivered to the Lender all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Facilities or the Borrower’s and Guarantors’ business.

Section 3.16  Submissions to Lender.  All financial and other information provided to the Lender by or on behalf of the Borrower in connection with the Borrower’s request for the credit facilities contemplated hereby (i) is true and correct in all material respects, (ii) does not omit any material fact necessary to make such information not misleading and, (iii) as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results as of the date such projections, valuations or proforma financial statements were prepared.

Section 3.17  Rights to Payment.  Each right to payment and each instrument, document, and chattel paper constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in the Borrower’s or Guarantor’s records pertaining thereto as being obligated to pay such obligation.

Section 3.18  Gaming Accounts.  Schedule 3.18 lists each Gaming Account maintained by the Borrower and each Guarantor as of the Closing Date.

ARTICLE IV

AFFIRMATIVE COVENANTS
(OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)

So long as any Obligations remain unpaid or unperformed, or any portion of the Revolving Commitment remains in force, unless the Lender otherwise consents, the Borrower shall, and shall cause each Guarantor to:

Section 4.1 Payment of Taxes and Other Potential Liens. Pay and discharge promptly all applicable taxes and other Governmental Charges imposed upon the Borrower or any Guarantor or its Property or any part thereof, upon its income or profits or any part thereof or any applicable tax assessment, and any Governmental Charges imposed upon any right or interest of the Lender under any Loan Document, except that the Borrower shall not be required to pay or cause to be paid any tax, assessment or Governmental Charge that is not yet delinquent, or is being contested in good faith by appropriate proceedings, so long as the Borrower has established and maintained adequate reserves for the payment of the same and by reason of such nonpayment and contest no material item or portion of the Gaming Assets is in jeopardy of being seized, levied upon or forfeited.

Section 4.2 Maintenance of Properties. Maintain, preserve and protect, and cause each Guarantor to maintain, preserve and protect all of the Gaming Assets and all other Property that is integral to the operation of the Gaming Business (such as roadways, electrical, water and power or related Property) in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of such Properties, except that the failure to maintain, preserve and protect a particular item of Property that is not of significant value, either intrinsically or to the operations of the Gaming Business, shall not constitute a violation of this covenant, and maintain its ownership of all intellectual property and licenses thereof necessary for the operation of the Gaming Business.

Section 4.3 Maintenance of Insurance.

(a)                                  Maintenance of Insurance.  The Borrower shall secure, pay for and maintain, and cause each Guarantor to secure, pay for and maintain all insurance required by the Compact and, in any event, the Borrower shall secure, pay for and maintain for all Gaming Assets, without interruption, at its own expense, policies of insurance with responsible insurance companies covering such risks, and with such policy limits, deductibles and endorsements as are customary for the responsible conduct of businesses similar to the Gaming Business in size and operation in the State, and in any event, (a) all legally-required workers’ compensation insurance, (b) comprehensive general liability insurance with minimum limits of $1,000,000 per occurrence, (c) umbrella liability insurance providing excess liability coverage over and above the foregoing underlying insurance policies up to a minimum limit of $4,000,000, (d) business interruption insurance of not less than $50,000,000, (e) property insurance protecting Gaming Assets and the Gaming Business for possible damage by fire, lightning, wind-storm other damage, vandalism, riot, earthquake, civil commotion, terrorism, malicious mischief, hurricane and such other risks and hazards as are from time to time covered by an “all risk” policy or a property policy covering “special” causes of loss, (f) builders all-risk insurance with respect to any improvements or expansion of Gaming Assets where it is reasonbly prudent to obtain such insurance, and (g) in any event, such insurance with respect to Gaming Business and Gaming Assets as is maintained as of the Closing Date as described in Schedule 4.3.  The insurance described in clause (e) shall provide coverage of not less than the greater of (a) the amount of all of the Obligations or (b) 100% of actual replacement value (as determined at each policy renewal based on the F.W. Dodge Building Index or some other recognized means) of any improvements with a deductible no greater than 2% of the overall value.

(b)                                 Companies. All policies aforementioned shall be written with insurance companies licensed and admitted to do business in the State where the Borrower is operating and shall be rated no lower than “A XII” in the most recent edition of A.M. Best’s and “AA” in the most recent edition of Standard & Poor’s, or such other carrier reasonably acceptable to the Lender.  All such policies discussed above shall be endorsed to provide that in the event of a cancellation, non-renewal or material modification, the Lender shall receive thirty (30) days’ prior written notice thereof. The Borrower shall furnish the Lender with certificates of insurance executed by an authorized agent of each carrier evidencing compliance with all insurance provisions discussed above on an annual basis.  The Borrower shall also furnish a copy of the declaration page of each policy required by this Section 4.3 and policy endorsements evidencing the appropriate status of the Lender (as loss payee, additional insured, etc.) under each policy. Certificates of insurance executed by an authorized agent of each carrier providing insurance evidencing continuation of all coverages shall be provided on the Closing Date and annually on or before ten (10) days prior to expiration of each policy.  All certificates and other notices related to the insurance program shall be delivered to the Lender concurrently with the delivery of such certificates or notices to such carrier or to the Borrower, as applicable.

(c)                                  Other. The Borrower shall maintain, and cause the Guarantors to maintain, any other insurance reasonably requested by the Lender in such amount and covering such risks as may be reasonably requested.  Approval of any insurance by the Lender shall not be a representation of the solvency of any insurer or the sufficiency of any coverage required under this Agreement.

Section 4.4 Compliance With Laws. Comply, and cause each Guarantor to comply, with all Requirements of Law (including all Gaming Laws) in all material respects.

Section 4.5 Preservation of Permits. Preserve and maintain, and cause each Guarantor to preserve and maintain, all Permits from any Governmental Authority that are material and necessary for the transaction of the business of the Borrower and Guarantors, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of the business of the Borrower and Guarantors or the ownership or leasing of Gaming Assets except where the failure to preserve and maintain any such Permits or to so qualify or remain qualified would not constitute a Material Adverse Effect.

Section 4.6 Inspection Rights. Upon notice to Borrower or the affected Guarantor, at any time during regular business hours and as often as requested (and so long as no Event of Default exists, but not so as to unreasonably interfere with the business of the Borrower or any Guarantor, and subject to compliance with all policies, procedures and regulatory requirements), permit the Lender, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect any part of the Facilities and any other Gaming Assets, and to discuss the affairs, finances and accounts of the Borrower and Guarantors with any of the Borrower’s officers, key employees, and external accountants, and, upon request, furnish promptly to the Lender true copies of all financial information made available to the senior management of the Borrower.  To the extent an Event of Default exists, all reasonable inspections pursuant to this Section 4.6 shall be at the Borrower’s expense.

Section 4.7 Keeping of Records and Books of Account. Keep, and cause each Guarantor to keep, adequate records and books of account reflecting all financial transactions in conformity with GAAP and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower.

Section 4.8 Compliance With Agreements. Promptly and fully comply, and cause each Guarantor to comply, in all material respects, with all material agreements, indentures, leases and instruments to which it is a party.

Section 4.9 Use of Proceeds. Use the proceeds of the Advances and any Letters of Credit for any purposes related to the Gaming Business.

Section 4.10 Environmental Laws. Keep and maintain, and cause each Guarantor to keep and maintain, the Gaming Business Real Estate and each parcel thereof in compliance in all material respects with all applicable Environmental Laws and promptly advise the Lender in writing of (a) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing pursuant to any applicable Environmental Laws, (b) any and all claims made or threatened in writing, and received by the Borrower or any Guarantor, by any third party against the Borrower or any Guarantor relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Substances and (c) discovery by any Senior Officer of the Borrower of any occurrence or condition on any real property adjoining or in the vicinity of any Gaming Business Real Estate that could cause the Gaming Business Real Estate or any part thereof to be subject to any restrictions on occupancy or use under any applicable Environmental Laws.

Section 4.11 Compliance with Bank Secrecy Act and USA Patriot Act. With respect to the Gaming Business, (i) in compliance with 31 CFR § 103.21 (the “Reporting Regulation”), report any transaction relevant to a possible violation of law or regulation so long as such transaction is conducted or attempted by, at, or through Gaming Assets, and involves or aggregates at least $5,000 in funds or other assets, and, within the meaning of the Reporting Regulation, the Borrower knows, suspects, or has reason to suspect that the transaction (or a pattern of transactions of which the transaction is a part) is a suspicious transaction described in subsection (a)(2) of the Reporting Regulation, and (ii) in compliance with 31 CFR § 103.64, establish and maintain an anti-money laundering compliance program, with appropriate testing.

ARTICLE V

NEGATIVE COVENANTS
(OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)

So long as any Obligations remain unpaid or unperformed, or the Revolving Commitment remains in force, unless the Lender otherwise consents, the Borrower shall not, and shall not permit any Guarantor to:

Section 5.1 Disposition of Property; Sale of Assets. Make or allow any Disposition of any Gaming Assets whether now owned or hereafter acquired, other than:

(a)                                  in the ordinary course of business;

(b)                                 for purposes which directly or indirectly benefit the Gaming Business, including, without limitation, the repayment of Indebtedness, the payment of Contractual Obligations, payment of costs related to expansion projects, and the payment of all operating expenses incurred in connection with the Gaming Business;

(c)                                  the sale of Gaming Assets in the ordinary course of business for not less than fair market value;

(d)                                 Distributions permitted under Section 5.3 and Investments permitted under Section 5.2; and

(e)                                  Dispositions of Cash Equivalents.

Section 5.2 Investments. Make any Investment with Gaming Assets or the proceeds thereof, or make any Acquisition with any Gaming Assets or the proceeds thereof, except:

(a)                                  Permitted Investments (as defined in the Senior Notes Indenture, other than the Investments referenced in clauses (10) and (11) thereof); and

(b)                                 Investments in Cash or Cash Equivalents.

Section 5.3 Distributions. Declare or make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Gaming Assets, regardless of the characterization of such Distributions, except that the Borrower may declare and make

Distributions if, both immediately before and after giving effect to any such declaration or payment, no Default or Event of Default exists or would result therefrom (on an actual and pro forma basis).  Notwithstanding the foregoing, the following Distributions shall be permitted regardless of whether or not a Default or Event of Default exists:  (a) reimbursement of Regulatory and Shared Services Expenses (as defined in the Distribution Agreement); (b) Compact Exclusivity Fee Payments (as defined in the Distribution Agreement); (c) Operating Lease Payments (as defined in the Distribution Agreement) to the extent permitted under the Senior Notes Indenture, provided, however, that upon an occurrence and during the continuation of an Event of Default, there shall be no increases in the amount that the Borrower or any of the Guarantors is obligated to pay as Operating Lease Payments (as defined in the Distribution Agreement); (d) Distributions pursuant to permitted Affiliate Transactions set forth in Sections 4.13(A) and 4.13(C) of the Senior Notes Indenture, (e) Distributions pursuant to transaction undertaken under contractual obligations with Seneca Management Construction Corporation related to the Facilities, now existing or hereafter entered into and as thereafter amended; provided, that, each such Affiliate Transaction is permitted under the Senior Notes Indenture; and (f) Permitted Investments referenced in item (8) of the Senior Notes Indenture definition of “Permitted Investments” (the foregoing are collectively referred to as the “Excluded Distributions” and, as such, shall not be deemed Distributions for purposes of the Loan Documents).

Section 5.4 Business of the Borrower. Make any fundamental change to the nature of the Gaming Business, if the same is reasonably likely to result in a Material Adverse Effect.

Section 5.5 Permitted Liens. Except for Permitted Liens, create, incur, assume or suffer to exist any Lien of any nature upon or with respect to any Gaming Assets; or suffer to exist any Negative Pledge with respect to any Gaming Assets; or engage in any sale and leaseback transaction with respect to any Gaming Assets.

Section 5.6 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness if the holder has Recourse against any Gaming Assets, except Permitted Indebtedness.

Section 5.7 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower other than transactions with Affiliates permitted under the Senior Notes Indenture.

Section 5.8 Expenditures. Use any of the Gaming Assets for a purpose which is not related to the Gaming Business except as otherwise permitted by this Agreement, expend any Gaming Revenues for any purpose which does not directly or indirectly benefit the Gaming Business except as otherwise permitted by this Agreement, or make any Capital Expenditure using Gaming Revenues or any other Gaming Assets, except for expansion projects benefiting Gaming Business or to improve, maintain, repair, restore or refurbish the Gaming Assets (subject to the limitations set forth in this Agreement). Nothing herein shall be construed to restrict Excluded Distributions, or to restrict Investments, Dispositions or Distributions that are otherwise permitted by this Agreement.

Section 5.9 Leverage Ratio. Permit the Leverage Ratio on any Covenant Calculation Date to exceed 4.0 to 1.0.

Section 5.10  Senior Secured Leverage Ratio.  Permit the Senior Secured Leverage Ratio on any Covenant Calculation Date to exceed 1.0 to 1.0.

Section 5.11 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio on any Covenant Calculation Date to be less than 1.10 to 1.

Section 5.12 Minimum EBITDA. Permit EBITDA on any Covenant Calculation Date to be less than $160,000,000.

Section 5.13 Creation of Subsidiaries. Establish, create or acquire any Subsidiaries to carry on any portion of the business of the Gaming Business or to hold any Gaming Assets without making such Subsidiary a Guarantor, unless such Subsidiary is an immaterial Subsidiary with nominal economic impact.  For the avoidance of doubt, any transactions between the Borrower or a Guarantor, on the one hand, and a Subsidiary of the Borrower or a Guarantor which is not a Guarantor on the other, will be subject to Sections 5.1, 5.2, 5.3, 5.7 and 5.8 hereof.

Section 5.14 Gaming Accounts. Fail to execute and deliver to the Lender, or permit any Guarantor to fail to execute and deliver, a Control Agreement with respect to each Gaming Account within ten days of creation or establishment thereof, or within ten days following the Closing Date in the case of any Gaming Account maintained by the Borrower or a Guarantor as of the Closing Date.

Section 5.15 Sovereign Immunity; Jurisdiction and Venue. Assert that the provisions of Article IX is not valid, binding and legally enforceable against the Borrower and the Borrower shall reaffirm in writing upon request the valid, binding and enforceable nature of the provisions of Article IX.

Section 5.16 Daily Cash Deposits. Fail, or permit any Guarantor to fail, to (a) cause all Gaming Revenues consisting of Cash, other than Cash reasonably required to be maintained at the Facilities (such as cage cash, petty cash and other similar amounts), to be (i) deposited each Business Day in and remitted to a Gaming Account subject to a Control Agreement in favor of the Lender and (ii) maintained in a Gaming Account or (b) cause Gaming Revenues consisting of instruments and writings that evidence a right to payment arising out of the use of a credit or charge card to be converted within two Business Days into Cash which is thereafter applied as provided in clause (a).

Section 5.17 Segregation of Gaming Assets.

(a)           Fail, or permit any Guarantor to fail, to segregate all Gaming Assets, including all funds and bank accounts, from the Non-Gaming Assets; or

(b)           Commingle, or permit any Guarantor to commingle, any Non-Gaming Assets (including any Cash, Securities or accounts) with any Gaming Assets.

Section 5.18 Accounting Changes. Change (a) its fiscal year or (b) its accounting practices except as required by GAAP.

Section 5.19 Joint Ventures. Enter into, or permit any Guarantor to enter into, or agree to enter into any Joint Venture relating to Class III gaming at the Facilities.

Section 5.20 Ownership of the Gaming Assets; Conduct of Gaming Business. Not create or acquire or permit to be created or acquired any Person other than a Guarantor that directly or indirectly owns any Gaming Assets or any interest therein, or which conducts all or any portion of the Gaming Business.

ARTICLE VI

INFORMATION AND REPORTING REQUIREMENTS

Section 6.1 Financial and Business Information. So long as any Obligations remain unpaid or unperformed, or the Revolving Commitment remains in force, the Borrower shall, unless the Lender otherwise consents, deliver or caused to be delivered to the Lender, at the Borrower’s sole expense:

(a)           Quarterly Statements. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter (i) the consolidated balance sheet of the Borrower and the Guarantors as of the end of such Fiscal Quarter, and (ii) the consolidated statements of income, retained earnings, fund balances and of cash flow of the Borrower and the Guarantors as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, all in reasonable detail and setting forth in each case in comparative form the corresponding current quarter and year-to-date figures for the corresponding period in the preceding Fiscal Year. Such Financial Statements shall be certified by a Senior Officer as fairly presenting the financial condition, results of operations and changes in financial position or cash flows of the Borrower and the Guarantors in accordance with GAAP (other than any requirement for footnote disclosures) consistently applied, as of such date and for such periods, subject only to normal year-end accruals and audit adjustments;

(b)           Annual Statements. As soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, and prepared in accordance with GAAP, consistently applied, (i) the audited consolidated balance sheet of the Borrower and the Guarantors as of the end of such Fiscal Year, and (ii) the audited consolidated statements of income, retained earnings, fund balances and of cash flow of the Borrower and the Guarantors as of the end of such Fiscal Year, all in reasonable detail and setting forth in each case in comparative form the corresponding period in the preceding Fiscal Year; together with (A) a report and opinion of independent public accountants of recognized national standing selected by the Borrower and satisfactory to the Lender, which report shall be based on an audit conducted in accordance with generally accepted auditing standards as of such date, and which opinion shall be an unqualified opinion without additional explanatory or nonstandard wording and with no limitation as to the scope of their audit and such Financial Statements, and (B) any management letters of such accountants addressed to the Borrower;

(c)           Projections. As soon as practicable, and in any event not later than 45 days after the close of each Fiscal Year, projected consolidated financial statements for the Borrower and Guarantors for the succeeding Fiscal Year, which shall include (i) a projected consolidated balance sheet, (ii) projected consolidated statements of income and retained earnings, (iii) a projected consolidated statement of cash flow, (iv) projected Capital Expenditures, (v) projected Distributions expected to be permitted under the terms hereof (that do not otherwise constitute an expense or Capital Expenditure of the Borrower and the Guarantors), and (vi) quarterly projections of the Borrower’s compliance with the covenants set forth in Sections 5.9, 5.10, 5.11, and 5.12 (for each Fiscal Year, the “Projections”).

(d)           Auditors’ Reports. Promptly following receipt by the Borrower, copies of any security audits and detailed audit reports or recommendations submitted to the Borrower by independent accountants in connection with the accounts or books of the Borrower and the Guarantors or any audit of the consolidated financial statements of Borrower and the Guarantors;

(e)           Reports to Governmental Authorities. Promptly, and in any event not later than five days after the occurrence thereof, written notice of any failure by the Borrower to make in a timely manner any filing, report or other document in respect of the Gaming Business or any Gaming Assets to be made with any Governmental Authority, including any report which the Borrower is required to file with the NIGC under 25 C.F.R. Part 514;

(f)            ERISA Reportable Events, Prohibited Transactions. To the extent ERISA is applicable to the Borrower or its employees, promptly upon a Senior Officer’s becoming aware, and in any event within 30 Business Days after becoming aware, of the occurrence of any (i) “reportable event” (as such term is defined in Section 4043 of ERISA) or (ii) “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) in connection with any Pension Plan or any trust created thereunder, written notice specifying the nature thereof and specifying what action the Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

(g)           Amendments to Material Documents. As soon as practicable, and in any event not less than 30 days prior to the proposed effective date thereof (or such lesser period as to which the Lender may consent), written notice of any proposed amendment, modification, waiver, termination or rescission (collectively, “Amendments”) of the terms and provisions of any of the Material Documents to which the Borrower is a party (and, if Borrower is not a party, it shall also provide notice of any such Amendment to the extent it is aware of such Amendment);

(h)          Events of Default. As soon as practicable, and in any event within five Business Days after a Senior Officer of the Borrower becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, written notice specifying the nature and period of existence thereof and specifying what action the Borrower is taking or proposes to take with respect thereto;

(i)           Claims. Promptly upon a Senior Officer’s becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against the Borrower or a Guarantor (where it is likely that the Borrower or such Guarantor will be made a party to such legal proceeding) that is, in the reasonable opinion of their independent legal counsel, $1,000,000 or more in excess of the amount thereof that is fully covered by reputable and solvent insurance companies with the financial ability to pay the same and who have agreed in writing to cover such claim, (ii) any creditor or lessor under a written credit agreement with respect to Indebtedness for borrowed money in excess of $500,000 or lease involving unpaid rent in excess of $500,000 has asserted a default thereunder on the part of the Borrower or a Guarantor, (iii) any labor union has notified the Borrower or any Guarantor of its intent to strike the Borrower or any Guarantor on a date certain, or (iv) any other event or circumstance occurs or exists that could constitute a Material Adverse Effect, in each case a written notice describing the pertinent facts relating thereto and what action the Borrower is taking or propose to take with respect thereto; and

(j)            Other Information. Such other data and information regarding the Borrower or any Guarantor as from time to time may be reasonably requested by the Lender.

Section 6.2 Compliance Certificates. So long as any Obligations remain unpaid or unperformed, or the Revolving Commitment remains in force, the Borrower shall deliver to the Lender, at the Borrower’s sole expense, concurrent with the delivery of each historic financial statement required by Section 6.1(a) or (b), a Compliance Certificate signed by a Senior Officer of the Borrower.

ARTICLE VII

CONDITIONS TO LENDING

Section 7.1 Initial Conditions Precedent. Unless waived by Lender in writing, the obligation of the Lender to make the initial Advance and the obligation of the Issuer to issue the initial Letter of Credit are subject to satisfaction of the conditions precedent set forth in Section 7.2 or Section 7.3, as applicable, and each of the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advance or issuance of the initial Letter of Credit (unless the Lender, in its sole and absolute discretion, shall agree otherwise):

(a)           Documents. The Lender shall have received all of the following, each of which shall be an original (except where only evidence is required) unless otherwise specified, each duly executed and delivered by each party thereto, each dated as of the Closing Date and each in form and substance satisfactory to the Lender and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Lender otherwise agrees or directs):

(i)            four executed counterparts of this Agreement;

(ii)           the Note;

(iii)          four counterparts of the Guaranty executed by each of the Guarantors;

(iv)          four counterparts of the Security Agreement executed by the Borrower and each of the Guarantors;

(v)           a Control Agreement for each Gaming Account, executed by the Borrower or the appropriate Guarantor and the depository or securities intermediary that holds such Gaming Account;

(vi)          the favorable written legal opinion of counsel to the Borrower and the Guarantors (which counsel shall be satisfactory to the Lender), together with copies of all factual certificates and legal opinions upon which such counsel have relied;

(vii)         such documentation as the Lender may require to establish (A) federal recognition of the Nation as an Indian tribe within the meaning of IGRA, (B)  the Borrower’s and the Guarantors’ authority to execute, deliver and perform the Loan Documents, and (C) the identity, authority and capacity of each Senior Officer authorized to act on the Borrower’s and each Guarantor’s behalf, including certified copies of the actions of the Borrower’s governing body, incumbency certificates and the like;

(viii)        evidence that all Nation, Borrower and Guarantor actions have been taken to permit the Borrower’s and each Guarantor’s limited waiver of sovereign immunity, waiver of rights to tribal court, consent to federal and certain state courts in the State, and arbitration of disputes, all as provided in this Agreement and the other Loan Documents;

(ix)           certificates signed by the Secretary of the Borrower and each Guarantor, and by the Clerk of the Nation, attaching true, correct and complete copies of the applicable Approval and, in the case of the Nation, the Constitution (including, in each case, any amendments or modifications of the terms thereof entered into as of the Closing Date);

(x)            written confirmation in form and substance satisfactory to the Lender from an insurance consultant for the Borrower (who shall be satisfactory to the Lender) that the insurance requirements of Section 4.3 are being met;

(xi)           evidence that the Lender has all Permits required by Law with respect to the transactions contemplated in the Loan Documents; and

(xii)          such other assurances, certificates, documents, consents or opinions as the Lender may reasonably require.

(b)           Perfection of Security Interests in Collateral.  The Lender shall hold a valid, perfected first priority security interest in all Collateral (subject to Permitted Liens).

(c)           Fee.  An up-front fee of $7,500 shall have been paid.

(d)           Due Diligence. The Lender shall have completed its review of all business and credit matters concerning the extension of credit hereunder, and the security therefor, as the Lender deems appropriate.

(e)           Financial Statements. The Lender shall have received the consolidated Financial Statements described in Section 3.8 hereof, including the consolidated balance sheet, statements of income and retained earnings and statement of cash flow of Borrower and the Guarantors.

(f)            Miscellaneous. Such other instruments, agreements, certificates, opinions, statements, documents and information relating to the operations or condition (financial or otherwise) of the Borrower, and compliance by the Borrower with the terms of this Agreement and the other Loan Documents as the Lender may reasonably request.

Section 7.2 Conditions Precedent to each Advance. The obligation of the Lender to make any Advance (including the initial Advance) is subject to the further conditions that:

(a)           The Borrower shall have delivered to the Lender a Funding Request in compliance with Article II;

(b)           On the date such Advance is to be made and after giving effect to such Advance, the following shall be true and correct:

(i)            the representations and warranties of the Borrower set forth in Article III and in the other Loan Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true as of such date);

(ii)           no Default has occurred and is continuing and no Event of Default exists or will result from such Advance; and

(iii)          all of the Loan Documents are in full force and effect.

The Borrower’s submission to the Lender of a Funding Request shall be deemed to be a representation and warranty by the Borrower that each of the statements set forth in this Section 7.2(b) is true and correct as of the date of such notice.

Section 7.3 Conditions Precedent to the Issuance of each Letter of Credit. The obligation of the Issuer to issue any Letter of Credit (including the initial Letter of Credit) is subject to the further conditions that:

(a)           The Borrower shall have delivered to the Issuer a Request for Letter of Credit in compliance with Article II;

(b)           On the date such Letter of Credit is to be issued and after giving effect to such Letter of Credit, the following shall be true and correct:

(i)            the representations and warranties of the Borrower set forth in Article III and in the other Loan Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true as of such date);

(ii)           no Default has occurred and is continuing and no Event of Default exists or will result from such Advance; and

(iii)          all of the Loan Documents are in full force and effect.

The Borrower’s submission to the Issuer of a Request for Letter of Credit shall be deemed to be a representation and warranty by the Borrower that each of the statements set forth in this Section 7.3(b) is true and correct as of the date of such notice.

Section 7.4 Covenant to Deliver. The Borrower agrees (not as a condition but as a covenant) to deliver to the Lender each item required to be delivered to the Lender as a condition to the making of any Advance if such Advance occurs. The Borrower further agrees that the making of any such Advance prior to the receipt by the Lender of any such item shall not constitute a waiver by the Lender of the Borrower’s obligation to deliver such item.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

Section 8.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default and shall exist from the day it first exists or occurs until the Lender has acknowledged in writing that it has been cured or waived:

(a)           The Borrower fails to pay any principal on any of the Advances, or any portion thereof, when due; or

(b)           The Borrower fails to pay any interest on any Advance, or any of the fees payable under Article II, or any portion thereof, within three Business Days after the same becomes due; or

(c)           The Borrower fails to pay the Issuer any amount required by Section 2.6(c), within three Business Days after the same becomes due; or

(d)           The Borrower fails to pay any other amounts payable to the Lender under any Loan Document, or any portion thereof, within three Business Days after the same becomes due or, if there is no express due date, then the date three Business Days after demand; or

(e)           Any failure to comply with Section 6.1(h) that is materially adverse to the interests of the Lender; or

(f)            The Borrower fails to perform or observe any of the covenants or agreements contained in Article V or VI (other than the covenant set forth in Section 6.1(h)); or

(g)           The Borrower or any Guarantor fails to perform or observe any covenant or agreement contained in any Loan Document on its part to be performed or observed (other than the covenants described in Subsection (e) above) and such failure continues for a period of 30 days or such longer period, not to exceed 60 additional days, as the Lender may determine is reasonably necessary to cure such failure or the effects of such failure provided that the Borrower or such Guarantor continues during such extended period to proceed diligently with actions designed to cure such failure or the effects of such failure;

(h)           Any representation or warranty made in any Loan Document or in any certificate delivered pursuant to any Loan Document proves to have been incorrect in any material respect when made; or

(i)            At any time the Borrower or any Guarantor (i) fails to make any payment of principal or interest on any Indebtedness having an unpaid principal balance of more than $5,000,000 when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii)  fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any Indebtedness for borrowed money having an unpaid principal amount of more than $5,000,000 if as a result of such failure or sufferance (x) any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness for borrowed money due, or has the right to cause the Borrower or any Guarantor to purchase, redeem or otherwise acquire such Indebtedness for borrowed money, or (y) such Indebtedness for borrowed money automatically becomes due, before the date on which it otherwise would become due, or such Indebtedness for borrowed money shall automatically become subject to purchase, redemption or other acquisition; or

(j)            Any Loan Document, at any time after its execution and delivery and for any reason other than satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable which, in any such event in the reasonable opinion of the Lender, is materially adverse to the interests of the Lender; or the Borrower or any Guarantor denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind the same or any provision thereof; or

(k)           A judgment or arbitration award against the Borrower or any Guarantor is entered for the payment of money in excess of $5,000,000 over the amount thereof that is fully covered by reputable and solvent insurance companies with the financial ability to pay the same and who have agreed in writing to cover such claim (other than any such judgment or award in connection with the eminent domain proceedings conducted by the Empire State Development Corporation on the Borrower’s behalf, which relate to the property in Niagara Falls, New York designated for ownership by the Nation in the Compact); or (i) a judgment or arbitration award against the Borrower or any Guarantor is entered that could result in a material Lien on any Gaming Assets; or (ii) any non-monetary final judgment or arbitration award is entered against the Borrower or any Guarantor which could have a Material Adverse Effect; or (iii) any delay in payment of any judgment or arbitration award against the Borrower or any Guarantor that could reasonably be expected to have a Material Adverse Effect and, absent procurement of a stay of execution, any such judgment (under clause (i), (ii), or (iii) remains unbonded or unsatisfied for 30 calendar days after the date of entry of judgment (unless the Borrower has deposited the amount of the monetary award associated with such judgment or arbitration award into a court escrow pending determination of an appeal), or in any event later than 30 days prior to the date of any proposed sale thereunder; or

(l)            The Borrower or any Guarantor institutes or consents to any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower or a Guarantor and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under a Debtor Relief Law relating to the Borrower or any Guarantor or to all or any material part of the Gaming Assets is instituted without the Borrower’s or such Guarantor’s consent and continues undismissed or unstayed for sixty calendar days; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against all or any material part of the Gaming Assets and is not released, vacated or fully bonded within sixty calendar days after its issue or levy; or

(m)          The Nation at any time ceases to be a federally recognized Indian tribe; or

(n)           The Borrower at any time ceases to be wholly owned by the Nation; or

(o)           The occurrence of a Termination Event with respect to any Pension Plan related to the Gaming Business if the aggregate liability of the Borrower and its ERISA Affiliates under ERISA as a result thereof exceeds $2,500,000; or the complete or partial withdrawal by the Borrower or any of its ERISA Affiliates from any Multiemployer Plan if the aggregate liability of the Borrower and its ERISA Affiliates as a result thereof exceeds $2,500,000; or

(p)           The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document (subject to any cure periods therefor provided in such other Loan Document); or

(q)           The occurrence of any event or circumstance which results in the failure of the Borrower and the Guarantors to operate any material portion (for the avoidance of doubt, the Buffalo Creek temporary facility does not represent a material portion of the Gaming Business) of the Gaming Business as it exists on the date hereof for any reason for more than twenty consecutive days, excluding, however, any such failure which arises primarily as a result of a force majeure event if business interruption insurance provides coverage for the Borrower’s or Guarantor’s lost income until the Borrower or Guarantor is operating such Gaming Business again; or

(r)            The loss of any of the Borrower’s or any Guarantor’s operating licenses or the prohibition of the Borrower or a Guarantor to conduct Class III Gaming activities for a period in excess of twenty consecutive days; or

(s)           The Borrower or any Guarantor shall amend, modify, or waive any term or provision of any Material Document to which it is a party or consent to any departure therefrom or agree to amend, modify, or waive any term or provision of any Material Document to which it is a party or agree to consent to any departure therefrom, or waive any rights thereunder in any respect which, as to each of the foregoing, could reasonably be expected to be materially adverse to the interests of the Lender, or consent to any amendment, modification, or waiver of any term or provision of any Material Document to which it is a party in any manner without thirty days’ prior written notice to the Lender; or

(t)            The Nation shall enact any bankruptcy or similar law for the relief of debtors that would materially adversely affect any of the rights and remedies of the Lender provided for in the Loan Documents; or the Nation shall permit any of its representatives, political sub-units, agencies, instrumentalities or Council to exercise any power of eminent domain over the Facilities; or the Nation shall enact any statute, law, ordinance or rule that could reasonably be expected to have a Material Adverse Effect and, as to each of the foregoing actions by the Nation, such action shall remain unremedied for 15 consecutive days; or

(u)           The actual revocation, replacement, or change to any Gaming Law which is materially adverse to the Borrower or the Lender; or

(v)           Any Change in Control occurs; or

(w)          Any vote is scheduled under the Constitution or any law of the Nation for an initiative or referendum relating to any Loan Document, any Material Document or any material transaction contemplated by any Loan Document or any Material Document, the outcome of which could reasonably be expected to have a Material Adverse Effect; and such scheduled vote shall remain so scheduled for 15 consecutive days or shall be taken and the matter formally approved by the requisite vote, whichever occurs first.

Section 8.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Lender provided for elsewhere in this Agreement (including, but not limited to the right to submit claims or disputes to binding arbitration, if applicable, as set forth in Section 9.3, or the other Loan Documents, or by applicable Law, or in equity, or otherwise, but subject in each case to Section 10.20:

(a)           Events of Default Other than Debtor Relief. While any Event of Default exists other than an Event of Default described in Section 8.1(k), the Lender may(i) terminate the Revolving Commitment and/or (ii) declare all or any part of the Obligations to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by the Borrower.

(b)           Event of Default – Debtor Relief. Upon the occurrence of any Event of Default described in Section 8.1(k):

(i)            the Revolving Commitment, and all other obligations of the Lender and all rights of the Borrower under the Loan Documents shall terminate without notice to or demand upon the Borrower, which are expressly waived by the Borrower; and

(ii)           all Obligations shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by the Borrower.

(c)           Enforcement of Loan Documents. While an Event of Default exists, the Lender, without notice to or demand upon the Borrower, which are expressly waived by the Borrower, may proceed in accordance with applicable Laws to protect, exercise and enforce the rights and remedies of the Lender under the Loan Documents against the Borrower and such other rights and remedies as are provided by Law or equity.

(d)           Application of Payments. The order and manner in which the Lender’s rights and remedies are to be exercised shall be determined by the Lender in its sole discretion, and all payments received in respect of the Obligations or the Guarantor Obligations by the Lender while any Default or Event of Default exists shall be applied in the following order (except as the Security Agreement shall otherwise indicate):

(i)            First, to the Lender in an amount sufficient to pay in full the costs and expenses of the Lender including, without limitation, attorneys’ fees and costs;

(ii)           Second, to the Lender in an amount equal to accrued interest then due and payable under this Agreement and the other Loan Documents;

(iii)          Third, to the Lender in an amount equal to the outstanding principal balance of the Advances;

(iv)          Fourth, to the Lender in an amount equal to any other Obligations which are then unpaid; and

(v)           Finally, upon payment in full of all of the Obligations, to the Borrower or the Borrower’s representatives or as a court of competent jurisdiction may direct.

(e)           Payments Do Not Cure Event of Default. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lender hereunder or thereunder or at law or in equity.

ARTICLE IX

GOVERNING LAW; ARBITRATION; LIMITED WAIVER OF SOVEREIGN IMMUNITY; JURISDICTION

Section 9.1 Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive law of the State of New York.

Section 9.2  Limited Waiver of Sovereign Immunity.

(a)           Retention of Sovereign Immunity.  By executing this Agreement the Borrower does not waive, limit or modify its sovereign immunity from unconsented suit or judicial litigation, except as provided herein.

(b)           Waiver of Sovereign Immunity/Scope of Waiver.  The Borrower hereby grants to the Lender and its permitted successors and assigns (each, a “Grantee”) an irrevocable limited waiver of sovereign immunity from unconsented suit and consents to suit in accordance with, and subject to the terms of, this Agreement solely and exclusively to:

(i)              interpret or enforce the terms of this Agreement or the Note;

(ii)             compel arbitration under the commercial arbitration rules of the American Arbitration Association;

(iii)            enforce an arbitrator’s decision with respect to arbitration under the commercial arbitration rules of the American Arbitration Association;

(iv)            order amounts payable under this Agreement and the Note to be paid in accordance with the terms of this Agreement and the Note and, subject to the express limitation in Section 10.24 hereof, enforce the award of damages owing as a consequence of a breach of this Agreement or the Note, whether such order or award is the product of litigation or arbitration;

(v)             subject to the limitations in this Agreement (including those set forth in Section 9.2(b)(iv) above), order the exercise of any other remedy available generally in the State of New York for judgment creditors;

(vi)            determine whether any consent or approval of the Borrower has been improperly granted or unreasonably withheld; and

(vii)           enforce any judgment or arbitration decision prohibiting the Borrower from taking any action, or mandating or obligating the Borrower to take any action.

(c)           Procedural Requirements.  The limited waiver by the Borrower of its sovereign immunity as to unconsented suit set forth in this Section 9.2 is effective if, and only if, each and every one of the following conditions is met:

(i)              the claim is made by a Grantee;

(ii)             the claim alleges a breach by the Borrower under this Agreement or the Note;

(iii)            the claim seeks (A) payment of a specified sum, some specific action, or discontinuance of some action by the Borrower to bring the Borrower into full compliance with the duties and obligations expressly assumed by the Borrower under this Agreement or the Note; or (B) money damages for noncompliance with the terms and provisions of this Agreement or the Note.

(iv)            the claim is made in a detailed written statement to the Borrower stating the specific action or discontinuance of action by the Borrower that would cure the alleged breach or non-performance, or the sum of money claimed to be due and owing to the Grantee by reason of such specific breach or non-performance, and the Borrower shall have seven calendar days to cure or cause the cure of such breach or non-performance or to make such payment before judicial proceedings may be instituted; provided, however, that this cure period may be reasonably extended in the sole discretion of the Grantee for non-monetary matters as long as the Borrower is making good faith efforts to cure such breach or non-performance); and

(v)             with respect to any claim authorized herein, initial suit as authorized herein, shall be commenced within the later of three years after the claim accrues or is discovered upon the exercise of due diligence, or such claim shall be forever barred.

The waiver granted herein shall commence on the date hereof and shall continue for three years following the date all Obligations have been paid in full and the Revolving Commitment shall be terminated, except that the waiver shall remain effective for any proceedings then pending and all appeals therefrom.

(d)           Recipient of Waiver.  The recipients of the benefit of this irrevocable waiver of sovereign immunity are limited to the Grantees.

(e)           Enforcement.  The Borrower irrevocably waives its sovereign immunity from a judgment or order consistent with the terms and provisions of this Agreement, which is final because either the time for appeal thereof has expired or the judgment or order is issued by a court having final appellate jurisdiction over the matter.  The Borrower consents solely to the jurisdiction of, to be sued in and accepts and agrees to be bound by any order or judgment of any United States District Court for New York or the New York State Supreme Court in and for New York County, New York, and any federal or state court having appellate jurisdiction thereover, consistent with the terms and provisions of this Agreement.  The Borrower irrevocably waives its sovereign immunity as to an action by a Grantee solely in any United States District Court for New York or the New York State Supreme Court in and for New York County, New York, and any federal or state court having appellate jurisdiction thereover, seeking injunctive and/or declaratory relief against the Borrower based upon any attempt to revoke its irrevocable waiver of its sovereign immunity under this Agreement, and as to enforcement in said United States District Court or New York State Supreme Court in and for New York County, New York of any such final judgment against the Borrower.  Without in any way limiting the generality of the foregoing, the Borrower expressly authorizes any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any such court, to take such action to give effect to any judgment entered or order granted in accordance with the terms of this Agreement.

(f)            Waivers.  The Borrower hereby expressly and irrevocably waives:

(i)              its rights to assert or demand that any dispute, controversy, suit, action or proceeding arising under this Agreement be heard in any forum other than as set forth in Section 9.2(e) hereof whether or not such forum now exists or is hereafter created;

(ii)             its right to assert any requirement that any remedies available in any court or other tribunal, forum, council or adjudicative body of the Nation (a “Nation Forum”) must be exhausted prior to the commencement of any dispute, controversy, suit, action or proceeding in any court set forth in Section 9.2(e) hereof even if any such Nation Forum would have concurrent jurisdiction over any such dispute, controversy, suit, action or proceeding but for such waiver;

(iii)            its sovereign immunity as to the action of a Grantee in any United States District Court for New York or the New York State Supreme Court in and for New York County, New York, and any federal or state court having appellate jurisdiction thereover seeking injunctive and/or declaratory relief against the Borrower based upon an attempt by it to revoke its irrevocable waiver of its sovereign immunity or other waivers granted hereunder; and

(iv)            its sovereign immunity from a judgment or order (including any appellate judgment or other order) and post-judgment proceedings supplemental thereto consistent with the terms and provisions hereof, which is final because either the time for appeal thereof has expired or the judgment or an order is issued by the court having final jurisdiction over the matter.

(g)           No Revocation of Sovereign Immunity Waiver.  The Borrower agrees not to revoke or limit, in whole or in part, its limited waiver of sovereign immunity contained in this Section 9.2 or in any way to attempt to revoke or limit, in whole or in part, such limited waiver of sovereign immunity.  In the event of any attempted revocation or limitation, the parties hereto expressly recognize and agree that there would remain no adequate remedy at law available to a Grantee, a Grantee would be irreparably injured upon any such revocation or limitation, and the Borrower hereby consents to the entry of appropriate injunctive relief consistent with the terms and conditions of this Agreement.  In the event of any attempted limitation or revocation of the limited waiver of sovereign immunity granted herein, a Grantee may immediately seek judicial injunctive relief as provided in this Section 9.2 without first complying with any of the prerequisites contained herein to the limited waiver of sovereign immunity granted herein; provided that any action seeking injunctive relief hereunder shall be brought solely in one of the United States District Courts for New York or the New York State Supreme Court in and for New York County, New York, and the Borrower expressly consents to the jurisdiction of, and agrees to be bound by, any order or judgment of such District Courts or state court, and any federal or state court with appellate jurisdiction thereover.

Section 9.3  Dispute Resolution.

(a)           Arbitration.  If, and only if, a dispute arises between the parties over a matter for which the Borrower has provided a limited waiver of sovereign immunity under this Agreement (the “Dispute”), and neither the United States District Courts for New York nor the New York State Supreme Court in and for New York County, New York, can or is willing to hear the Dispute, then either party hereto may request binding arbitration of such Dispute in accordance with the procedures set forth herein.  To initiate binding arbitration of such Dispute, a party shall notify the other party hereto in writing.  The Dispute shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, provided that judgment on the award rendered by the arbitrator may be entered solely in the United States District Courts for New York or the New York State Supreme Court in and for New York County, New York.  One arbitrator shall preside and shall be selected by the American Arbitration Association.

(b)           Restraining Order/Preliminary Injunction.  Either party, before or during any arbitration, may apply to a court having jurisdiction as provided under Section 9.2(e) for a temporary restraining order or preliminary injunction where such relief is necessary to protect its interests pending completion of the dispute resolution proceedings.

(c)           Confidentiality.  Neither party nor the arbitrator may disclose the existence or results of any arbitration hereunder, which shall be considered confidential to the parties hereto, except:

(i)            with the express prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed;

(ii)           as required by applicable law or the rules of any relevant stock exchange, by order or decree of a court or other governmental authority having jurisdiction over such party, or in connection with such party’s enforcement of any rights it may have at law or in equity;

(iii)          on a “need to know” basis to persons within or outside such party’s organization, such as attorneys, accountants, bankers, financial advisors and other consultants; or

(iv)          after such information has become publicly available without breach of this Agreement.

(d)           Fees and Costs.  In the event of arbitration, the prevailing party shall be entitled to all of its costs, including reasonable attorneys’ fees and costs and expenses, from the nonprevailing party.

(e)           Location of Arbitration.  The arbitration shall take place at a location in an agreed city in the State of New York or such other place as the parties may jointly agree.  The arbitrator shall render an award within 45 days from the conclusion of the arbitration.

(f)            Enforcement of Arbitration Decisions.  The decision of the arbitrator will be final and binding and enforced with the same force and effect as a decree of a court having competent jurisdiction as provided under Section 9.2(e) hereof.  For this purpose, should the losing party in any arbitration proceeding pursuant to this Section 9.3 refuse to abide by the decision of the arbitrator, the prevailing party may apply solely to any United

States District Court for New York or the New York State Supreme Court in and for New York County, New York to compel enforcement of the arbitrator’s award resulting from binding arbitration.  In the sole event that neither the United States District Courts of New York nor the New York State Supreme Court in and for New York County, New York, takes jurisdiction over such enforcement action, the prevailing party may apply to the courts of the Nation for the enforcement of such action.  Each party hereto consents to the jurisdiction of each such court for this purpose.  The Borrower hereby expressly and irrevocably waives its sovereign immunity with respect to the entry of judgment on, and enforcement of, such award by such courts.

(g)           Designation of Service Recipients.  In any action or proceeding as to which the Borrower has waived its sovereign immunity as set forth in Section 9.2 hereof, the Borrower consents and agrees that process against it shall be effective if served on the President and CEO of the Borrower; or by sending two copies of the process by registered or certified mail to the President and CEO of the Borrower at the address set forth on the signature page hereof.

Courtesy copies of any such process shall also be provided to the Nation’s Department of Justice and the Borrower’s Office of General Counsel at the addresses set forth on the signature page hereof; provided, however, that the failure to provide such courtesy copies shall not affect the validity of any process served on the Borrower.

(h)           Appointment Irrevocable.  The Borrower irrevocably appoints the person in the foregoing clauses and his successors in said office from time to time, as agent for service of process made in accordance herewith.

Section 9.4  Waiver of Jury Trial.  THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM; AND HEREBY AGREES AND CONSENTS THAT ANY CLAIM WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY (UNLESS SUBJECT TO ARBITRATION AS PROVIDED IN THIS AGREEMENT), AND THAT EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

ARTICLE X

MISCELLANEOUS

Section 10.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Lender provided herein and in the other Loan Documents are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity.  No failure or delay on the part of the Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy.  The terms and conditions of Article VII are inserted for the sole benefit of the Lender and the Issuer and may be waived in whole or in part, with or without terms or conditions, in respect of any Advance without prejudicing the Lender’s right to assert them in whole or in part in respect of any other Advance.

Section 10.2 Amendments; Consents. Any term, covenant, agreement or condition of this Agreement or any other Loan Document may be amended or waived, and any consent under this Agreement or any other Loan Document may be given, if such amendment, waiver or consent is in writing and is signed by the Borrower and the Lender.

Section 10.3 No Waiver. No failure or delay by the Lender in exercising any right under this Agreement or any other Loan Document shall operate as a waiver thereof or of any other right hereunder or thereunder nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right hereunder or thereunder. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

Section 10.4 Costs, Expenses and Taxes. The Borrower shall pay on demand the reasonable costs and expenses of (a) the Lender in connection with the negotiation, preparation, closing, execution and delivery of the Loan Documents, including reasonable attorneys’ fees and disbursements, provided, however, that Lender agrees to use its best efforts to limit such costs and expenses to no more than $25,000 in the aggregate, and shall provide reasonable advance notice to Borrower in the event Lender anticipates seeking repayment from Borrower for costs and expenses in excess of $25,000 in the aggregate, for the purpose of engaging in good faith discussions with Borrower to minimize such excess costs; (b) the Lender in connection with each amendment, waiver or consent in connection with any of the Loan Documents, and (c) the Lender in connection with each refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto, in each case including, filing fees, recording fees, appraisal fees, search fees and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel, independent public accountants and other outside experts retained by the Lender, and including any costs, expenses or fees incurred or suffered by the Lender in connection with or during the course of any bankruptcy or insolvency proceedings of the Borrower. Any amount payable to the Lender under this Section shall bear interest at a per annum rate equal to the Default Rate.

Section 10.5 Survival of Representations and Warranties. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the parties to any Loan Document, will survive the making of the Advances hereunder and the execution and delivery of the Loan Documents, and have been or will be relied upon by the Lender, notwithstanding any investigation made by the Lender or on their behalf.

Section 10.6 Notices. Except as otherwise expressly provided in the Loan Documents (a) all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telegraphed, telecopied, delivered or sent by recognized overnight courier service, to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section; and (b) any notice, request, demand, direction or other communication given by telecopier or facsimile, must be confirmed within 48 hours by letter mailed or delivered to the appropriate party at its respective address.  Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the third Business Day after deposit in the United States mail with first class or airmail postage prepaid; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telex or telecopier or facsimile, when sent; or if given by personal delivery, when delivered.  Notices given by the Borrower to the Lender under Article II shall be deemed given on actual receipt.

Section 10.7 Execution of Loan Documents. Unless the Lender otherwise specifies with respect to any Loan Document, this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

Section 10.8 Binding Effect; Assignments and Participations.

(a)           Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any other attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b)           Assignments by Lender. Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including such portion of the Revolving Commitment and the Advances at the time owing to it); provided that:

(i)            with respect to each assignment, the sum of the Revolving Commitment and the outstanding principal balance of the Advances being assigned determined as of the date the assignment shall not be less than $5,000,000, unless:

(A)          the Assigned Amount constitutes the Lender’s entire remaining Revolving Commitment and all Advances then owing to it;

(B)           the assignment is to an Affiliate of the Lender; or

(C)           the Lender and, so long as no Event of Default exists, the Borrower, each otherwise consent;

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the Lender’s rights and obligations under this Agreement with respect to the Advances and the Revolving Commitment assigned, except that this clause (ii) shall not prohibit the Lender from assigning all or a portion of its rights and obligations among Base Rate Fundings and LIBOR Rate Fundings on a non-pro rata basis; and

(iii)          the parties to each assignment shall execute and deliver to the Lender an assignment agreement in form and substance satisfactory to the Lender and the assignee.

(c)           Effect of Assignment by Lender. From and after the effective date of each assignment, the Eligible Assignee thereunder shall, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with Subsection (b) shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with Subsection (d).

(d)           Participations. The Lender may, without the consent of, or notice to, the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including such portion of the Revolving Commitment and the Advances owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which would (A) extend the Maturity Date, or any other date upon which any payment of money is due to the Lender, (B) reduce the rate of interest on the Advances, any fee or any other monetary amount payable to the Lender, (C) reduce the amount of any installment of principal due with respect to the Advances, or (D) release any material portion of any collateral. Subject to Subsection (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.8, and 2.9 to the same extent as if it had acquired its interest by assignment pursuant to Subsection (b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.9 as though it were the Lender.

(e)           Limitation on Participants’ Benefits. A Participant shall not be entitled to receive any greater payment under Section 2.8 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

Section 10.9 Lien on Deposits and Property in Possession of the Lender. Borrower  acknowledges that, pursuant to applicable Law, Lender to the extent holding deposits of Borrower, may have a banker’s lien or offset rights in respect of such deposits and it is agreed that such lien and rights shall benefit the Lender.  If an Event of Default exists, the Lender may, to the extent permitted by applicable Laws, exercise any rights granted by applicable Laws with respect to such lien and offset rights and apply any funds and any other Property of the Borrower obtained in connection with the exercise of such rights against the Obligations.

Section 10.10 Indemnity by the Borrower. The Borrower agrees to indemnify, save and hold harmless the Lender, the Issuer and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any third party, if the claim, demand, action or cause of action directly or indirectly relates to a claim, demand, action or cause of action that such Person asserts or may assert against the Borrower (or, to the extent related to the Loan Documents or the transactions contemplated thereby, any Affiliate of the Borrower or any officer of the Borrower); (b) any and all claims, demands, actions or causes of action by a third party if the claim, demand, action or cause of action arises out of or relates to the Revolving Commitment, the Collateral, the use or contemplated use of proceeds of any Advance, the relationship of the Borrower and the Lender under this Agreement or any transaction contemplated by the Loan Documents; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clauses (a) or (b) above; and (d) any and all liabilities, losses, costs (including settlement costs) or expenses (including reasonable attorneys’ fees and disbursements and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided, that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct.  If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify the Borrower, but the failure so to promptly notify the Borrower shall not affect the Borrower’s obligations under this Section unless the Borrower is materially prejudiced thereby (and then only to the extent prejudiced).  Each Indemnitee may contest the validity, applicability and amount of such claim, demand, action or cause of action with counsel selected by such Indemnitee.  Each Indemnitee is authorized to employ counsel in enforcing its rights hereunder and in defending any claim, demand, action or cause of action covered by this Section; provided, that each Indemnitee shall endeavor in connection with any matter covered by this Section which also involves other Indemnitees, to use reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees.  Any obligation or liability of the Borrower to any Indemnitee under this Section shall survive the expiration or termination of this Agreement and the repayment of all Advances and the payment and performance of all other Obligations (other than the obligations referenced in Sections 2.8(c) and 2.8(d)) owed to the Lender; provided, however, that such obligations and liabilities shall not, from and after the date on which the Obligations are fully paid and the Revolving Commitment terminated, be deemed Obligations for any purpose under the Loan Documents.

Section 10.11 No Liability of Lender. The Borrower acknowledges and agrees that:

(a)           any inspections of any Property of the Borrower made by or through the Lender are for purposes of administration of the Loan Documents only and the Borrower is not entitled to rely upon the same;

(b)           by accepting or approving anything required to be observed, performed, fulfilled or given to the Lender pursuant to the Loan Documents, the Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Lender;

(c)           the relationship between the Borrower and the Lender is, and shall at all times remain, solely that of a borrower and lender; the Lender shall not under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or its Affiliates, or to owe any fiduciary duty to the Borrower or its Affiliates; the Lender does not undertake or assume any responsibility or duty to the Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform the Borrower or its Affiliates of any matter in connection with their Property or the operations of the Borrower or its Affiliates; the Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Lender in connection with such matters is solely for the protection of the Lender and neither the Borrower nor any other Person is entitled to rely thereon; and

(d)           the Lender shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property or other loss, damage, liability or claim caused by the actions, inaction or negligence of the Borrower and its Affiliates and the Borrower hereby indemnifies and holds the Lender harmless from any such loss, damage, liability or claim.

Section 10.12 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Borrower and the Lender in connection with the Advances, and is made for the sole benefit of the

Borrower, the Lender, and any of their successors and assigns.  Except as provided in Sections 10.10 and 10.14, no other Person shall have any rights of any nature hereunder or by reason hereof.

Section 10.13 Confidentiality. The Lender agrees to hold any confidential information that it may receive from the Borrower or any Guarantor pursuant to this Agreement in confidence, except for disclosure (a) to its own officers, directors, and employees; (b) to legal counsel, accountants and other professional advisors to the Borrower, any Guarantor or the Lender; (c) to regulatory officials having jurisdiction over the Lender; (d) as required by Law or legal process or in connection with any legal proceeding to which the Lender, on the one hand, and the Borrower or any Guarantor, on the other, are adverse parties; (e) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of the Lender’s interests hereunder or a participation interest; (f) to prospective purchasers of any Collateral in connection with any disposition thereof; or (g) if an Event of Default exists, to the extent that the Lender determines such disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Loan Documents. For purposes of the foregoing, “confidential information” means (x) all historic or projected financial data relating to the Gaming Business, the Borrower, the Nation or any Guarantor and (y) all information concerning the Borrower, the Nation or any Guarantor delivered to the Lender marked “Confidential” or in another conspicuous manner which denotes its confidentiality, other than (i) information previously filed with any Governmental Authority and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, the Lender, and (iii) information previously disclosed by the Borrower or the Nation or a Guarantor to any Person not associated with the Borrower or the Nation or a Guarantor without a written confidentiality agreement.  Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Lender to the Borrower or any Guarantor.

Section 10.14 Hazardous Substances Indemnity. The Borrower hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Lender) the Lender and its directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including, but not limited to, reasonable attorneys’ fees and expenses), arising directly or indirectly, in whole or in part, out of (i) the presence on or under the Gaming Business Real Estate of any Hazardous Substances, or any releases or discharges of any Hazardous Substances on, under or from the Gaming Business Real Estate and (ii) any activity carried on or undertaken on or off the Gaming Business Real Estate by the Borrower, any Guarantor or any of their predecessors in title, whether prior to or during the term of this Agreement, and whether by the Borrower, a Guarantor or any predecessor in title or any employees, agents, contractors or subcontractors of the Borrower, a Guarantor or any predecessor in title, or any third persons at any time occupying or present on the Gaming Business Real Estate, in connection with the handling, treatment, removal, storage, decontamination, cleanup, transport or disposal of any Hazardous Substances at any time located or present on or under the Gaming Business Real Estate.  The foregoing indemnity shall further apply to any residual contamination on or under the Gaming Business Real Estate, or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Substances, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to (i) Hazardous Substances on the Gaming Business Real Estate, the presence of which is caused by the Lender or (ii) activities carried on or undertaken by the Lender, in each case subsequent to its entry into the Gaming Business Real Estate (but only to the extent that the same are not attributable to the Borrower or any Guarantor).

Section 10.15 Further Assurances. The Borrower shall, and shall cause each Guarantor to, execute and deliver such further acts and documents as the Lender may reasonably request, and to assume and confirm unto Lender the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document:

Section 10.16 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof (including any term sheets or commitment letters). In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided, that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement.

Section 10.17 Severability of Provisions. Any provision in any Loan Document to which Borrower is a party that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents to which Borrower is a party are declared to be severable.

Section 10.18 Time of the Essence. Time is of the essence of the Loan Documents.

Section 10.19 PURPORTED ORAL AMENDMENTS. THE BORROWER AND THE LENDER EXPRESSLY ACKNOWLEDGE THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 10.2.  THE BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE LENDER THAT DOES NOT COMPLY WITH SECTION 10.2 TO EFFECT AN AMENDMENT, MODIFICATION,

WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

Section 10.20 LIMITATIONS. NOTWITHSTANDING ANY OTHER POSSIBLE CONSTRUCTION OF ANY PROVISION HEREIN, THE LENDER ACKNOWLEDGES AND AGREES THAT THE LOAN DOCUMENTS DO NOT CREATE (A) ANY RIGHTS ON THE PART OF THE LENDER OR ANY INDEMNITEE TO MANAGE THE GAMING BUSINESS, OR (B) ANY RIGHTS ON THE PART OF THE LENDER OR ANY INDEMNITEE TO INTERFERE WITH THE BORROWER’S RIGHT TO DETERMINE STANDARDS OF OPERATION AND EFFICIENT MANAGEMENT OF THE GAMING BUSINESS (INCLUDING, BUT NOT LIMITED TO, OPERATING BUDGETING MATTERS (TO THE EXTENT CONSISTENT WITH THE TERMS OF THIS AGREEMENT)).  THE LIENS OF THE LENDER ARE LIMITED TO THE COLLATERAL SPECIFICALLY REFERRED TO IN THE SECURITY DOCUMENTS DESCRIBED HEREIN.

Section 10.21 25 U.S.C. § 81. Nothing herein is intended, nor shall it be deemed, to create or convey any interest whatsoever in the Indian lands of the Nation or its Affiliates.  This Agreement accordingly shall not be construed to be subject to the requirements of 25 U.S.C. § 81.

Section 10.22 Usury Laws; Governmental Approvals.

(a)           The Borrower agrees (i) that the only usury laws that shall apply to any of the transactions between the Borrower and the Lender contemplated by the Loan Documents shall be the laws of the State, and (ii) that it will not assert that its obligations to the Lender under the Loan Documents violate any law of the Nation.

(b)           The Borrower agrees not to assert in any suit, action or proceeding that any of the Loan Documents is void, voidable, or otherwise invalid for failure to receive the approval of the Chairman of the NIGC or the Secretary of the United States Department of the Interior.

Section 10.23 Limitation on Damages. The parties hereto agree that in the event of any legal or arbitral action, suit or proceeding arising out of or relating to the Loan Documents, the Revolving Commitment, the Collateral, the use or contemplated use of proceeds of any Advance, the relationship of the Borrower and the Lender under the Loan Documents or any transaction contemplated by the Loan Documents, the prevailing party or parties shall not be entitled to an award of incidental, consequential or punitive damages; provided, however, that in no event shall reasonable attorneys’ fees and expenses be considered incidental, consequential or punitive damages for purposes of this Section.

Section 10.24  Recourse Limited.  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, (a) with respect to the Obligations, Lender shall have no recourse to any real property of the Borrower, and (b) with respect to each Guarantor’s Guarantor Obligations, Lender shall have no recourse to any real property of such Guarantor.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Address for Notices:
345 Third Street	SENECA GAMING CORPORATION, as
Seneca Office Building, 6th Floor	the Borrower
Niagara Falls, NY 14303 (Niagara Territory)

And for purposes of Section 9.2, with a copy	By:	/s/ E. Brian Hansberry
to:	Name: E. Brian Hansberry
Title: President and CEO
Nation’s Department of Justice
Seneca Nation of Indians
P.O. Box 231
Salamanca, New York 14779 (Allegany
Territory)

and
Borrower’s Office of General Counsel
345 Third Street
Seneca Office Building, 6th Floor
Niagara Falls, NY 14303 (Niagara Territory)

Address for Notices:	KEYBANK NATIONAL ASSOCIATION, as
KeyBank National Association	Lender
202 North Main Street
Jamestown, NY 14701
Attention: Lyman N. Buck III	By:	/s/ Lyman N. Buck III
Telephone: (716) 485-2524	Name: Lyman N. Buck III
Telecopier: (716) 664-7751	Title: Senior Vice President

Signature Page to Loan Agreement